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                          AGREEMENT AND PLAN OF MERGER


                                  BY AND AMONG


                              YURIE SYSTEMS, INC.,


                         NICOLE ACQUISITION CORPORATION


                                      AND


                                DATA LABS, INC.


                          DATED AS OF DECEMBER 1, 1997




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

                               TABLE OF CONTENTS


                                                                            PAGE

ARTICLE I - THE MERGER.....................................................   2
      1.1   The Merger.....................................................   2
      1.2   Effective Time.................................................   2
      1.3   Certain Effects of the Merger..................................   2
      1.4   Certificate of Incorporation...................................   2
      1.5   Bylaws.........................................................   3
      1.6   Directors and Officers.........................................   3
      1.7   Escrow Shares..................................................   3
      1.8   Shareholder Representative.....................................   3

ARTICLE II - CONVERSION AND EXCHANGE OF SECURITIES.........................   4
      2.1   Shares of the Surviving Corporation............................   4
      2.2   Conversion of Company Common Stock.............................   4
      2.3   Conversion of Data Labs Securities.............................   4
      2.4   Exchange Agent.................................................   5
      2.5   No Fractional Yurie Common Stock...............................   5
      2.6   Exchange of Certificates; Distribution of Yurie Common Stock...   6
      2.7   Data Labs Stock Options........................................   8
      2.8   Data Labs Warrants.............................................   9
      2.9   Closing of Stock Transfer Books................................   9
      2.10  Dissenting Shares..............................................   9

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF DATA LABS..................  10
      3.1   Corporate Existence and Power..................................  10
      3.2   Corporate Authorization........................................  10
      3.3   Consents and Approvals.........................................  10
      3.4   Non-Contravention..............................................  11
      3.5   Capitalization.................................................  11
      3.6   Subsidiaries...................................................  12
      3.7   Financial Statements...........................................  12
      3.8   Absence of Undisclosed Liabilities.............................  12
      3.9   Properties.....................................................  13
      3.10  Real Property..................................................  13
      3.11  Condition of Tangible Assets...................................  13
      3.12  Intellectual Property..........................................  13
      3.13  Absence of Certain Changes.....................................  16
      3.14  Litigation.....................................................  17
      3.15  Material Contracts.............................................  18
      3.16  Taxes..........................................................  20
      3.17  Employees......................................................  22
      3.18  Transactions with Affiliates...................................  22

                                                                            PAGE

      3.19  Insurance Coverage.............................................  22
      3.20  Compliance with Laws; No Defaults..............................  23
      3.21  Finders' Fees..................................................  23
      3.22  Environmental Matters..........................................  23
      3.23  Employees and Employee Plans...................................  25
      3.24  Other Information..............................................  26
      3.25  Investment Representations.....................................  26
      3.26  Shareholders...................................................  27

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF YURIE
 AND THE COMPANY...........................................................  27
      4.1   Corporate Existence and Power..................................  27
      4.2   Corporate Authorization........................................  27
      4.3   Consents and Approvals.........................................  27
      4.4   Non-Contravention..............................................  27
      4.5   Capitalization.................................................  28
      4.6   SEC Documents..................................................  28
      4.7   Yurie Common Stock.............................................  29
      4.8   Ownership of the Company; No Prior Activities..................  29
      4.9   Absence of Material Adverse Changes............................  29
      4.10  Compliance with Laws; No Defaults..............................  29
      4.11  Finders' Fees..................................................  30
      4.12  Yurie Employee Plans...........................................  30
      4.13  Taxes..........................................................  30
      4.14  Absence of Claims..............................................  31

ARTICLE V - COVENANTS......................................................  31
      5.1   Mutual Covenants and Agreements................................  31
      5.2   Certain Covenants of Data Labs.................................  32
      5.3   Covenants of Yurie and the Company.............................  36

ARTICLE VI - CLOSING MATTERS...............................................  38
      6.1   The Closing....................................................  38
      6.2   Documents and Certificates.....................................  38

ARTICLE VII - CONDITIONS OF CLOSING........................................  38
      7.1   Conditions to Obligations of Yurie, the Company and Data Labs..  38
      7.2   Conditions Applicable to Yurie and the Company.................  38
      7.3   Conditions Applicable to Data Labs.............................  40

ARTICLE VIII - TERMINATION.................................................  42
      8.1   Termination....................................................  42
      8.2   Notice of Termination; Effect of Termination...................  42
      8.3   Procedure Upon Termination.....................................  43

                                                                            PAGE

ARTICLE IX -- INDEMNIFICATION..............................................  43
      9.1   Losses.........................................................  43
      9.2   Indemnification of Yurie.......................................  43

ARTICLE X - MISCELLANEOUS..................................................  44
     10.1   Survival of Representations, Warranties and Covenants..........  44
     10.2   Expenses.......................................................  44
     10.3   Further Assurances.............................................  44
     10.4   Parties in Interest............................................  44
     10.5   Entire Agreement...............................................  44
     10.6   Amendment......................................................  45
     10.7   Waiver.........................................................  45
     10.8   Assignability..................................................  45
     10.9   Certain Definitions............................................  45
     10.10  Headings and Interpretation....................................  46
     10.11  Notices........................................................  46
     10.12  Governing Law..................................................  47
     10.13  Consent to Jurisdiction........................................  47
     10.14  Invalidity of Provisions.......................................  48
     10.15  Mutual Contribution............................................  48
     10.16  Counterparts...................................................  48

                                    EXHIBITS

Exhibit A:    Amended and Restated Certificate of Incorporation of Data Labs,
              Inc.
Exhibit B:    Amended and Restated Bylaws of Data Labs, Inc.
Exhibit C:    Calculation of Exchange Ratios
Exhibit D:    Legal Opinion of Tucker, Flyer & Lewis
Exhibit E:    Form of Yu Employment Agreement
Exhibit F:    Form of Employment Agreement
Exhibit G:    Escrow Agreement
Exhibit H:    Legal Opinion of Fried, Frank, Harris, Shriver & Jacobson
Exhibit I:    Registration Rights Agreement
Exhibit J:    Affiliate Letter

                                   SCHEDULES


Schedule 3.1        Jurisdiction in which Data Labs is Qualified to do Business
Schedule 3.3        Required Consents and Approvals
Schedule 3.4        Contraventions as a Consequences of the Merger
Schedule 3.5        Outstanding Equity Interests in Data Labs, Inc.
Schedule 3.8        Liabilities and Obligations
Schedule 3.9        Properties and Assets
Schedule 3.10       Real Property
Schedule 3.12(a)    Intellectual Properties
Schedule 3.12(b)    Licenses
Schedule 3.12(c)    Employee Non-Disclosure and Assignment Agreements
Schedule 3.12(d)    Intellectual Property Litigation
Schedule 3.13       Certain Changes and Events
Schedule 3.14       Litigation
Schedule 3.15       Material Contracts
Schedule 3.16       Taxes and Excessive Parachute Payments
Schedule 3.17       Employees
Schedule 3.18       Transactions With Affiliates
Schedule 3.19       Insurance
Schedule 3.21       Finders' Fees
Schedule 3.22       Environmental Liabilities
Schedule 3.23       Employees and Employee Plans
Schedule 3.25       Domicile and Principal Office of Shareholders
Schedule 3.26       List of Shareholders
Schedule 5.2(e)     Severance and Termination Payments for Data Labs Employees
Schedule 5.2(k)     Agreements Subject to Termination
Schedule 7.3(j)     List of Employees, Wages and Years of Service

                                 DEFINED TERMS

Term                                                                   Section
----                                                                   --------

Acquisition Proposals....................................................5.2(k)
Affiliate...............................................................10.9(a)
Agreement..............................................................Preamble
CERCLA..................................................................3.22(d)
Closing Date................................................................6.1
Closing.....................................................................6.1
Common Exchange Ratio....................................................2.3(a)
Company................................................................Preamble
Confidentiality Agreement................................................5.1(c)
Constituent Corporations...............................................Preamble
Control.................................................................10.9(c)
Data Labs Common Stock.................................................Preamble
Data Labs Employee Plans...................................................3.23
Data Labs Intellectual Property Rights.....................................3.12
Data Labs Stock Options.....................................................2.7
Data Labs Preferred Stock..............................................Preamble
Data Labs Securities........................................................3.5
Data Labs Third Party Intellectual Property Rights......................3.12(b)
Data Labs Warrants..........................................................2.8
Data Labs..............................................................Preamble
Delaware General Corporation Law.......................................Preamble
Dissenting Shares..........................................................2.10
Effective Time..............................................................1.2
Employees..................................................................3.17
Environmental Laws......................................................3.22(e)
Environmental Liabilities...............................................3.22(f)
ERISA......................................................................3.23
ERISA Affiliate............................................................3.23
Escrow Agent................................................................1.7
Escrow Agreement............................................................1.7
Escrow Shares...............................................................1.7
Exchange Act................................................................3.3
Exchange Agent..............................................................2.4
Financial Statements........................................................3.7
Governmental Authority......................................................3.3
Hazardous Substance.....................................................3.22(g)
Information Statement....................................................5.2(h)
IRS.....................................................................3.23(b)
Liabilities or Obligations..................................................3.8
Loses.......................................................................9.1
Material Adverse Effect.................................................10.9(c)

Merger......................................................................1.1
Order....................................................................8.1(c)
Person..................................................................10.9(d)
Preferred Exchange Ratio.................................................2.3(b)
Registration Rights Agreement............................................5.3(d)
Release.................................................................3.22(h)
Returns....................................................................3.16
Securities Act..............................................................2.7
Selling Shareholders................................................Article III
Shareholder Consent......................................................5.2(h)
Shareholder Representative..................................................1.8
Significant Shareholder.................................................3.15(c)
Subsidiary..............................................................10.9(f)
Surviving Corporation.......................................................1.1
Taxes......................................................................3.16
Unaudited Balance Sheet.................................................3.7(ii)
Yurie Closing Price.....................................................10.9(f)
Yurie Common Stock.....................................................Preamble
Yurie Employee Plans........................................................4.5
Yurie SEC Documents.........................................................4.6
Yurie..................................................................Preamble

                             AGREEMENT AND PLAN OF
                           MERGER AND REORGANIZATION


     This Agreement and Plan of Merger dated as of December 1, 1997 (the "AGREEMENT") by and among Yurie Systems, Inc., a Delaware corporation ("YURIE"), Nicole Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Yurie (the "COMPANY"), and Data Labs, Inc., a Delaware corporation ("DATA LABS"; Data Labs and the Company being hereinafter sometimes called the "Constituent Corporations"):


                                  WITNESSETH:

     WHEREAS, the authorized capital stock of Yurie consists of (i) 10,000,000 shares of Preferred Stock, par value $.01 per share, of which no shares are issued and outstanding, and (ii) 50,000,000 shares of Common Stock, par value $.001 per share (the "YURIE COMMON STOCK"), of which 24,909,976 shares were issued and outstanding as of September 30, 1997;

     WHEREAS, the authorized capital stock of the Company consists of 100 shares of Common Stock, par value $.01 per share, all of which shares are owned beneficially and of record by Yurie;

     WHEREAS, the authorized capital stock of Data Labs consists of (i) 6,400,000 shares of Preferred Stock, (a) of which 3,200,000 are designated as Series A Preferred Stock, par value $.01 per share, of which 3,130,000 were issued and outstanding (the "DATA LABS PREFERRED STOCK") as of September 30, 1997 and (b) of which 3,200,000 shares are designated as Series A-1 Preferred Stock par value $.01 per share, of which no shares are issued and outstanding; and (ii) 10,000,000 shares of Common Stock, par value $.001 per share (the "DATA LABS COMMON STOCK"), of which 4,047,755 shares were issued and outstanding as of December 1, 1997;

     WHEREAS, the respective Boards of Directors of Yurie, the Company and Data Labs have by resolutions approved this Agreement and deemed it advisable for their respective mutual benefit and of their respective shareholders that the Company merge with and into Data Labs under and pursuant to the General Corporation Law of the State of Delaware (the "DELAWARE CORPORATION LAW") and upon the terms and subject to the conditions hereinafter set forth;

     WHEREAS, the Company, Yurie and Data Labs desire to make certain representations, warranties, covenants and other agreements in connection with this Agreement; and

     WHEREAS, the parties intend that the Merger be treated as a "pooling of interests" transaction for accounting purposes.

     NOW, THEREFORE, in consideration of these premises and the mutual agreements, provisions and covenants contained in this Agreement, the parties hereby agree as follows:

                                   ARTICLE I
                                  THE MERGER

     1.1  The Merger.  In accordance with Section 251 of the Delaware
          ----------
Corporation Law, the Company shall be merged with and into Data Labs (the "MERGER"), and Data Labs shall be the surviving corporation (such corporation in its capacity as such surviving corporation being hereinafter called the "SURVIVING CORPORATION"). The terms and conditions of the Merger, the mode of carrying the same into effect, and the manner and basis of converting shares of each of the Constituent Corporations into the consideration which the holders of those shares are to receive upon conversion of such shares, shall be as set forth in this Agreement.

     1.2  Effective Time.  The Merger shall become effective as of the time of
          --------------
the filing of the executed certificate of merger with the Secretary of State of Delaware pursuant to Section 251(c) of the Delaware Corporation Law (the "EFFECTIVE TIME").

     1.3  Certain Effects of the Merger.  As of the Effective Time, the effect
          -----------------------------
of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the Delaware Corporation Law. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, the separate existence of the Company shall cease and the Company shall be merged into Data Labs; the Surviving Corporation shall possess, without further act or deed, all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and any and all rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to any of the Constituent Corporations on whatever account, as well as stock subscriptions and all other things in action or belonging to each of the Constituent Corporations, shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectively the property of the Surviving Corporation as they were of the several and respective Constituent Corporations, and the title to any real estate vested by deed or otherwise, in any of the Constituent Corporations, shall not revert or be in any way impaired by reason of the Merger; but all rights of creditors and all liens upon any property of any of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the respective Constituent Corporations shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it.
Any action or proceeding, whether civil, criminal or administrative, pending by or against any of the Constituent Corporations shall be prosecuted as if the Merger had not taken place, and the Surviving Corporation may be substituted in such action or proceeding.

     1.4  Certificate of Incorporation.  At the Effective Time, the certificate
          ----------------------------
of incorporation of the Surviving Corporation shall be amended and restated, substantially in the form set forth on EXHIBIT A hereto, and shall be the certificate of incorporation of the

Surviving Corporation until thereafter amended as provided by law and such certificate of incorporation.

     1.5  Bylaws.  At the Effective Time, the bylaws of the Surviving
          ------
Corporation shall be amended and restated, substantially in the form set forth on EXHIBIT B hereto, and shall be the bylaws of the Surviving Corporation until thereafter amended.

     1.6  Directors and Officers.  The directors and officers of the Surviving
          ----------------------
Corporation from and after the Effective Time shall be the directors and officers of the Company immediately prior to the Effective Time, each to hold office in accordance with applicable law and the certificate of incorporation and bylaws of the Surviving Corporation.

     1.7  Escrow Shares.  At the Effective Time, Yurie shall deliver to an
          -------------
escrow agent (the "ESCROW AGENT") appointed pursuant to an Escrow Agreement (the "ESCROW AGREEMENT"), 35,841 shares of Yurie Common Stock issued in the name of the Shareholder Representative (as defined below) pursuant to Section 2.3 (the "ESCROW SHARES") to be held and applied in accordance with Article IX herein and the escrow agreement by and among Yurie, the Shareholder Representative (as defined below) and American Stock Transfer & Trust Company (the "Escrow Agreement"). By virtue of their approval of this Agreement under the Delaware Corporation Law, the shareholders of Data Labs shall be deemed to have approved and agreed to the Escrow Agreement and its terms and conditions, including, without limitation, the indemnification of the Shareholder Representative.

     1.8  Shareholder Representative.  The shareholders of Data Labs, by virtue
          --------------------------
of their approval of the Agreement under the Delaware Corporation Law, shall be deemed to have irrevocably constituted and appointed Wenli Yu, David Cowan and Thomas Smith as a committee, effective as of the Effective Time (together with such person's permitted successors, the "SHAREHOLDER REPRESENTATIVE"), as their true and lawful agent and attorney-in-fact to enter into any agreement in connection with the transactions contemplated by this Agreement, including, without limitation, the resolution of indemnity claims under Article IX hereof and in accordance with the Escrow Agreement, and any transactions contemplated by the Escrow Agreement, to exercise all or any of the powers, authority and discretion conferred on it under any such agreement, to waive any terms and conditions of any such agreement (other than the consideration to be received by the Data Labs shareholders in the Merger), to give and receive notices on their behalf and to be their exclusive representative with respect to any matter, suit, claim, action or proceeding arising with respect to any transaction contemplated by any such agreement, including, without limitation, the defense, settlement or compromise of any claim, action or proceeding for which Yurie or the Company may be entitled to indemnification and the Shareholder Representative agrees to act as, and to undertake the duties and responsibilities of, such agent and attorney-in-fact. This power of attorney is coupled with an interest and is irrevocable. The members constituting the Shareholder Representative shall act by majority vote or consent. The Shareholder Representative shall not be liable for any action taken or not taken by it in connection with its obligations under this Agreement (i) with the consent of shareholders who, as of the Effective Time, owned a majority in number of the outstanding shares of Data Labs Common Stock (treating the Data Labs Preferred Stock on an as converted basis) or (ii) in the absence of its own gross negligence or willful misconduct. If one or more of the members of the committee acting as the Shareholder Representative shall be unable or unwilling to serve in such capacity, any successor thereof shall be named by those persons holding two-thirds of the outstanding shares of the Data Labs Common Stock (treating Data Labs Preferred Stock on an as-converted basis) at the Effective Time, and the successor(s) so named shall serve and exercise the powers of the Shareholder Representative hereunder. If such committee is composed of one person and no other members thereto are so named within 30 days of the resignation or termination of the last resigning member thereof, the remaining member of such committee shall serve as the Shareholder Representative.


                                   ARTICLE II
                     CONVERSION AND EXCHANGE OF SECURITIES

     2.1  Shares of the Surviving Corporation.  The authorized number and par
          -----------------------------------
value of shares of all classes of stock of the Company immediately prior to the Effective Time shall be the authorized number and par value of shares of the classes of stock of the Surviving Corporation from and after the Effective Time.

     2.2  Conversion of Company Common Stock.  At the Effective Time, each share
          ----------------------------------
of Common Stock, par value $.01 per share, of the Company issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically be converted into and represent one validly issued, fully paid and nonassessable share of Common Stock, par value $.01 per share, of the Surviving Corporation.

     2.3  Conversion of Data Labs Securities.  The maximum consideration to be
          ----------------------------------
issued in exchange for (i) all issued and outstanding shares of Data Labs Common Stock and Data Labs Preferred Stock immediately prior to the Effective Time (other than shares of Data Labs Common Stock and Data Labs Preferred Stock held in the treasury of Data Labs, which shall not be considered as outstanding for purposes of this Agreement), (ii) all warrants to purchase shares of Common Stock of Data Labs outstanding immediately prior to the Effective Time, (iii) all vested options and 50% of the unvested options to purchase shares of Common Stock of Data Labs outstanding immediately prior to the Effective Time shall be 358,412 shares of Common Stock of Yurie (the "Consideration"). Pursuant to the foregoing, at the Effective Time each share of Data Labs capital stock shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically be canceled and extinguished and converted into the right to receive the following:

          (a) With respect to each share of Data Labs Common Stock, a fraction of a share of Yurie Common Stock (the "COMMON EXCHANGE RATIO"), as determined in accordance with EXHIBIT C, upon surrender of the certificate or certificates representing such shares of Data Labs Common Stock in the manner provided in
Section 2.6;

          (b) With respect to each share of Data Labs Preferred Stock, a fraction of a share of Yurie Common Stock (the "PREFERRED EXCHANGE RATIO"), as determined in accordance with EXHIBIT C, upon surrender of the certificate or certificates representing such shares of Series A Preferred in the manner provided in Section 2.6;

          (c) At the Effective Time, each share of Data Labs Common Stock or Data Labs Preferred Stock held in the treasury of Data Labs, immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically be canceled and retired and all rights in respect thereof shall cease to exist.

          (d) If between the date of this Agreement and the Effective Time, the outstanding shares of Yurie Common Stock, Data Labs Common Stock or Data Labs Preferred Stock shall have been changed (subject to compliance with the applicable provisions of Article V) into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, split-up, combination, exchange of shares or the like, the Common Exchange Ratio and Preferred Exchange Ratio, as the case may be, shall be appropriately adjusted.

          (e) Each certificate representing shares of Yurie Common Stock to be issued in the Merger shall bear a legend substantially in the following form:

          THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL SUCH SHARES ARE REGISTERED UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO YURIE IS OBTAINED TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED. THE HOLDER OF THIS CERTIFICATE IS ENTITLED TO CERTAIN REGISTRATION RIGHTS SET FORTH IN A REGISTRATION RIGHTS AGREEMENT DATED AS OF DECEMBER 1, 1997, A COPY OF WHICH MAY BE OBTAINED FROM THE SECRETARY OF YURIE SYSTEMS, INC.

     2.4  Exchange Agent.  American Stock Transfer & Trust Company, or such
          --------------
other national or state bank or trust company as may be selected by Yurie, shall act as the agent for Data Labs shareholders for purposes of mailing and receiving transmittal letters and distributing consideration to Data Labs shareholders (the "EXCHANGE AGENT").

     2.5  No Fractional Yurie Common Stock.  Notwithstanding any other provision
          --------------------------------
of this Agreement, neither certificates nor scrip for fractional shares of Yurie Common Stock shall be issued to any holder of Data Labs Common Stock or Data Labs Preferred Stock in the Merger and the holder thereof shall not be entitled to any voting or other rights of a holder of shares or a fractional share interest. Each holder of shares of Data Labs Common Stock or Data Labs Preferred Stock who otherwise would have been entitled to receive a fraction of a share of Yurie

Common Stock (after aggregating all fractional shares of Yurie Common Stock to be received by such holder) shall receive in lieu thereof cash (rounded to the nearest whole cent), without interest, in an amount determined by multiplying such holder's fractional interest by the Yurie Closing Price (as defined in Section 10.9(f) of this Agreement). All amounts of cash in respect of fractional interests which have not been claimed at the end of three years from the Effective Time by surrender of certificates for shares of Data Labs Common Stock or Data Labs Preferred Stock shall be repaid to the Surviving Corporation, subject to the provisions of applicable escheat or similar laws, for the account of the holders entitled thereto.

     2.6  Exchange of Certificates; Distribution of Yurie Common Stock. The
          ------------------------------------------------------------
procedures for exchanging outstanding shares of Data Labs Common Stock and Data Labs Preferred Stock for Yurie Common Stock pursuant to the Merger are as follows:

          (a) Exchange Agent.  Within five (5) business days after the Effective
              --------------
Time, Yurie shall cause its transfer agent to deposit with the Exchange Agent for the benefit of the holders of shares of Data Labs Common Stock and Data Labs Preferred Stock, for exchange in accordance with this Section 2.6, through the Exchange Agent, certificates representing the shares of Yurie Common Stock (such shares of Yurie Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.3 in exchange for outstanding shares of Data Labs Common Stock and Data Labs Preferred Stock. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to any shares of Yurie Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled thereto.

          (b) Exchange Procedures.  Within five (5) business days after the
              -------------------
Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Data Labs Common Stock or Data Labs Preferred Stock (each a "Data Labs Certificate" and, collectively, the "Data Labs Certificates") whose shares were converted pursuant to Section 2.3 into the right to receive shares of Yurie Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Data Labs Certificates shall pass, only upon delivery of the Data Labs Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Data Labs Certificates in exchange for certificates representing shares of Yurie Common Stock. Upon surrender of a Data Labs Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Yurie, together with such letter of transmittal, duly executed, the holder of such Data Labs' Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Yurie Common Stock which such holder has the right to receive pursuant to the provisions of this Article II and cash in lieu of any fractional shares, and the Data Labs Certificate so surrendered shall immediately be canceled. In the event of a transfer of ownership of Data Labs Common Stock or Data Labs Preferred Stock which is not registered in the transfer records of Data Labs, a certificate representing the proper number of shares of Yurie Common Stock may be issued to a transferee if the Data Labs Certificate representing such Data Labs Common Stock or Data Labs Preferred Stock is presented to the Exchange Agent, accompanied by all documents required in evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.6, each Data Labs Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Yurie Common Stock and cash in lieu of any fractional shares of Yurie Common Stock as contemplated by
Section 2.5 above, or the rights any holder may have with respect to Dissenting Shares.

          (c) Distributions with Respect to Unexchanged Shares.  No dividends or
              ------------------------------------------------
other distributions declared or made after the Effective Time with respect to Yurie Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Data Labs Certificate with respect to the shares of Yurie Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.5, until the holder of record of such Data Labs Certificate shall surrender such Data Labs Certificate. Subject to the effect of applicable laws, following surrender of any such Data Labs Certificate, there shall be paid to the record holder of the certificates representing whole shares of Yurie Common Stock issued in exchange therefor, without interest, (i) at the time of such Yurie Common Stock to which such holder is entitled pursuant to this Section 2.6 and the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of Yurie Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Yurie Common Stock.

          (d) No Further Ownership Rights in Data Labs Common Stock or Data Labs
              ------------------------------------------------------------------
Preferred Stock. At the Effective Time, each holder of an outstanding
---------------
certificate or certificates for shares of Data Labs Common Stock or Data Labs Preferred Stock shall cease to have any rights as a shareholder of Data Labs, except such rights, if any, as such holder may have with respect to Dissenting Shares (as hereinafter defined). All shares of Yurie Common Stock issued upon the surrender for exchange of shares of Data Labs Common Stock or Data Labs Preferred Stock in accordance with the terms hereof, including any cash paid pursuant to Sections 2.6(c) and 2.5, shall be deemed to have been issued in full satisfaction of al rights pertaining to such shares of Data Labs Common Stock or Data Labs Preferred Stock, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Data Labs Common Stock or Data Labs Preferred Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Data Labs Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 2.6.

          (e) Termination of Exchange Fund.  Any portion of the Exchange Fund
              ----------------------------
which remains undistributed to the stockholders of Data Labs for one year after the Effective Time shall be delivered to Yurie, upon demand, and any stockholders of Data Labs who have not previously complied with this Section 2.6 shall thereafter look only to Yurie for payment of their claim for Yurie Common Stock, cash in lieu of fractional shares of Yurie Common Stock, and dividends or distributions with respect to Yurie Common Stock.

          (f) No Liability.  Neither Yurie nor Data Labs, nor any of their
              ------------
respective directors, officers, employees or agents, shall be liable to any holder of shares of Data Labs Common Stock or Data Labs Preferred Stock or Yurie Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (g) Lost Certificates.  In the event that any Data Labs Certificate
              -----------------
shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claims such Data Labs Certificate to be lost, stolen or destroyed and, if required by Yurie or the Exchange Agent, the posting by such person of a bond in such reasonable amount as Yurie or the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Data Labs Certificate, Yurie shall cause the Exchange Agent to issue, in exchange for such lost, stolen or destroyed Data Labs Certificate the shares of Yurie Common Stock, cash in lieu of fractional shares and unpaid dividends and distributions on shares of Yurie Common Stock as contemplated by Sections 2.5 and 2.6.

     2.7  Data Labs Stock Options.  At the Effective Time, all options to
          -----------------------
purchase shares of Data Labs Common Stock outstanding as of the Effective Time under the Data Labs Stock Option Plan, whether vested or unvested (the "DATA LABS OPTIONS"), shall, by virtue of the Merger and without further action on the part of Data Labs or the holder thereof, be assumed by Yurie and shall be converted into an option to purchase Yurie Common Stock without any other changes in the terms and conditions of such options. The number of shares of Yurie Common Stock that the holder of Data Labs Option shall be entitled to receive upon the exercise of such option shall be a number of whole and fractional shares determined by multiplying the number of shares of a Data Labs Common Stock subject to such option, determined immediately before the Effective Time, by the Common Exchange Ratio applicable to shares of Data Labs Common Stock. The exercise price of each share of Yurie Common Stock subject to a Data Labs Option shall be the amount (rounded up to the nearest whole cent) obtained by dividing the exercise price per share of Data Labs Common Stock at which such option is exercisable immediately before the Effective Time by the Common Exchange Ratio applicable to shares of Data Labs Common Stock, but shall be not less than $.01. The assumption and substitution of the Data Labs Options as provided herein shall not give the holders of such options additional benefits which they did not have immediately prior to the Effective Time or relieve the holders of any obligations or restrictions applicable to their options or the shares obtainable upon exercise of the options. Only whole shares of Yurie Common Stock shall be issued upon exercise of any Data Labs Option, and in lieu of receiving any fractional share of Yurie Common Stock, the holder of such option shall receive in cash the fair market value of the fractional share, net of the applicable exercise price of the fractional share and applicable withholding taxes. Yurie shall (i) reserve out of its authorized but unissued shares of Yurie Common Stock sufficient shares to provide for the exercise of the Data Labs Options and (ii) shall register under the Securities Act of 1933, as amended (the "SECURITIES ACT"), not later than 30 days after the Effective Time and maintain the effectiveness of such registration statement for so long as the Data Labs Options remain outstanding, those shares of Yurie Common Stock to be issued upon the exercise of the Data Labs Options for a period ending on the first date by which all Data Labs Options have been exercised, which registration shall initially be effective under a registration statement on Form S-8 or such other form as may be permitted under the Securities Act.

     2.8  Data Labs Warrants.  At the Effective Time, all of the warrants to
          ------------------
purchase shares of Data Labs Common Stock outstanding as of the Effective Time ("DATA LABS WARRANTS") shall, by virtue of the Merger and without further action on the part of Data Labs or the holder thereof, be assumed by Yurie and shall be converted into a warrant to purchase Yurie Common Stock without any other changes in the terms and conditions of such warrants. The number of shares of Yurie Common Stock that the holder of a Data Labs Warrant shall be entitled to receive upon the exercise of such warrant shall be a number of whole and fractional shares determined by multiplying the number of shares of Data Labs Common Stock subject to such warrant, determined immediately before the Effective Time, by the Exchange Ratio applicable to shares of Data Labs Common Stock. The exercise price of each share of Yurie Common Stock subject to a Data Labs Warrant shall be the amount (rounded up to the nearest whole cent) obtained by dividing the exercise price per share of Data Labs Common Stock at which such warrant is exercisable immediately before the Effective Time by the Common Exchange Ratio applicable to shares of Data Labs Common Stock, but shall be not less than $.01. The assumption and substitution of the warrants as provided herein shall not give the holders of such warrants additional benefits which they did not have immediately prior to the Effective Time or relieve the holders of any obligations or restrictions applicable to their warrants or the shares obtainable upon exercise of the warrants. Only whole shares of Yurie Common Stock shall be issued upon exercise of any Data Labs Warrants, and in lieu of receiving any fractional share of Yurie Common Stock, the holder of such Data Labs Warrant shall receive in cash the fair market value of the fractional share, net of the applicable exercise price of the fractional share and applicable withholding taxes. Yurie shall reserve out of its authorized but unissued shares of Common Stock sufficient shares to provide for the exercise of the Data Labs Warrants.

     2.9  Closing of Stock Transfer Books.  The stock transfer books of Data
          -------------------------------
Labs shall be closed at the close of business on the business day immediately preceding the Effective Time. In the event of a transfer of ownership of Data Labs Common Stock or Data Labs Preferred Stock which is not registered in the transfer records of Data Labs, the shares of Yurie Common Stock and cash for fractional shares (if any) to be issued in the Merger as provided herein may be delivered to a transferee, if the certificate representing such Data Labs Common Stock or Data Labs Preferred Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by payment of any applicable stock transfer taxes.

     2.10  Dissenting Shares.  Shares of Data Labs Common Stock or Data Labs
           -----------------
Preferred Stock that have not been voted for adoption of this Agreement and with respect to which appraisal rights shall have been properly perfected in accordance with Section 262 of the Delaware Corporation Law (the "DISSENTING SHARES") shall not be converted into the right to receive shares of Yurie Common Stock and cash (if any) in accordance with this Agreement at or after the Effective Time, unless and until the holder of such Dissenting Shares withdraws such holder's demand for such appraisal in accordance with Section 262(k) of the Delaware Corporation Law or becomes ineligible for such appraisal. If a holder of Dissenting Shares shall withdraw in accordance with Section 262(k) of the Delaware Corporation Law or such holder's demand for such appraisal shall become ineligible for such appraisal, then, as of the later of the Effective Time or the occurrence of such event, such holder's Dissenting Shares shall cease to be Dissenting Shares and shall be converted into the right to receive the shares of Yurie Common Stock and cash (if any) into which such holder's Data Labs Common Stock or Data Labs Preferred Stock was converted as of the Effective Time pursuant to this Agreement.


                                  ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF DATA LABS

     Data Labs hereby represents and warrants to each of Yurie and the Company as follows:

     3.1  Corporate Existence and Power.  Data Labs is a corporation duly
          -----------------------------
incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as now conducted. Data Labs is duly qualified to do business as a foreign corporation and upon acknowledgment of receipt by the State of Maryland of $206.00 in late filing fees, will be in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not have a Material Adverse Effect (as defined in Section 10.9(c) hereof) on Data Labs. All jurisdictions in which Data Labs is so qualified to do business are listed on SCHEDULE 3.1. Data Labs has previously delivered to Yurie and the Company true and complete copies of the certificate of incorporation and bylaws of Data Labs, as amended to date and as currently in effect, and all minutes of meetings (including actions in lieu thereof) of the board of directors (and each committee thereof) and shareholders of Data Labs.

     3.2  Corporate Authorization.  The execution, delivery and performance by
          -----------------------
Data Labs of this Agreement and the agreements contemplated hereby, and the consummation by Data Labs of the Merger and other transactions contemplated hereby and thereby are within Data Labs' corporate power and authority, and have been duly authorized by all necessary corporate action, including all necessary shareholder votes. The Board of Directors of Data Labs has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interest of Data Labs' shareholders, (ii) approved this Agreement and the transactions contemplated hereby, including, but not limited to the Merger and the Exhibits hereto, and (iii) resolved to recommend approval and adoption of this Agreement and the Merger by Data Labs' shareholders. This Agreement and the Exhibits hereto has been duly authorized, executed and delivered by Data Labs and, subject to its execution by the other parties hereto, constitutes a valid and binding obligation of Data Labs, enforceable against Data Labs in accordance with its terms.

     3.3  Consents and Approvals.  Except as set forth on SCHEDULE 3.3, the
          ----------------------
execution, delivery and performance by Data Labs of this Agreement, and the consummation of the Merger and other transactions contemplated by this Agreement by Data Labs, do not and will not require any consent, approval or action by or in respect of, or any declaration, filing or registration with, any governmental or regulatory body, court, agency, official or authority (each, a "GOVERNMENTAL AUTHORITY") or other third party, other than (i) routine filings with the Secretary of State of the State of Delaware necessary to consummate the Merger, (ii) compliance with the applicable requirements of the Securities Act, the Securities Exchange Act of 1934 (the "EXCHANGE ACT") and any applicable state securities and blue sky laws in connection with the offering, sale and delivery of the shares of Yurie Common Stock to be issued in the Merger and (iii) consents, approvals, actions, declarations, filings or registrations where the failure to obtain such consents, approvals, action, or to make such declaration, filing or registration, would not have a Material Adverse Effect.

     3.4  Non-Contravention.  Except as disclosed on SCHEDULE 3.4, the
          -----------------
execution, delivery and performance by Data Labs of this Agreement, and the consummation of the Merger and other transactions contemplated by this Agreement by Data Labs, do not and will not, with or without the giving of notice, the lapse of time or both: (i) contravene or conflict with the certificate of incorporation or bylaws of Data Labs, (ii) assuming compliance with the matters referred to in Section 3.3, contravene or conflict with or constitute a violation of any provision of any law, rule, regulation, judgment, injunction, order or decree currently in effect and binding upon or applicable to Data Labs,
(iii) to its knowledge, require any consent, approval or other action by any person, contravene or conflict with or constitute a violation of or a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Data Labs or to a loss of any benefit to which Data Labs is entitled, under any provision of (A) any material agreement, contract, indenture, lease or other instrument binding upon Data Labs or (B) assuming compliance with the matters referred to in Section 3.3, any license, franchise, permit or other similar authorization held by Data Labs or (iv) except for the rights of any holders of Dissenting Shares, result in the creation or imposition of any mortgage, pledge, security interest, lien, claim, charge, restriction, encumbrance or assessment of any kind (each, a "LIEN") on any asset of Data Labs.

     3.5  Capitalization.  As of December 1, 1997, the authorized capital stock
          --------------
of Data Labs consists of (i) 6,400,000 shares of Preferred Stock, of which 3,200,000 are designated Series A Preferred, 3,130,000 of which were issued and outstanding and none of which are treasury shares, and (ii) 10,000,000 shares of Data Labs Common Stock, of which 4,047,755 shares were issued and outstanding and none of which are treasury shares. All issued and outstanding shares of Data Labs Common Stock and Data Labs Preferred Stock are validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive, first refusal or other subscription rights of any shareholder of Data Labs or any other person, and have been issued in compliance with federal and state securities laws. Except as set forth on SCHEDULE 3.5, there are no outstanding
(i) shares of capital stock or other voting securities of Data Labs, (ii) securities of Data Labs convertible into or exchangeable for shares of capital stock or voting securities of Data Labs, (iii) options, warrants, exchange rights, subscription rights or other agreements, commitments or rights to purchase or otherwise acquire from Data Labs, or agreements, commitments or obligations of Data Labs to issue or sell, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Data Labs or (iv) any agreement, commitment or obligation of Data Labs to grant, or enter into any such option, warrant, call, right, commitment or agreement (the items in clauses (i), (ii) (iii) and (iv) being referred to collectively as the "DATA LABS SECURITIES"). Except as set forth on SCHEDULE 3.5, there are no outstanding obligations of Data Labs to sell, issue or deliver, or to repurchase, redeem or otherwise acquire, any Data Labs Securities. SCHEDULE 3.5 sets forth a true and complete list of the record owners of all Data Labs Securities.

     3.6  Subsidiaries.  Data Labs does not hold or own, directly or indirectly,
          ------------
any capital stock or other equity securities of any other corporation, or have any direct or indirect equity or ownership interest in any association, partnership, joint venture or other entity.

     3.7  Financial Statements.  Data Labs has previously delivered to Yurie and
          --------------------
the Company the following financial statements (collectively, the "FINANCIAL STATEMENTS"):

               (i) the audited consolidated balance sheet of Data Labs as of December 31, 1995 and December 31, 1996, and the related statements of operations, shareholders' equity and cash flows for the period from January 1, 1995 through December 31, 1995 and January 1, 1996 through December 31, 1996, together with the notes thereto, in each case audited by, and accompanied by the report thereon, of Arthur Andersen LLP; and

               (ii) the unaudited consolidated balance sheet of Data Labs as of September 30, 1997 (the "UNAUDITED BALANCE SHEET") and the related statements of operations and cash flows for the nine months then ended.

Each of the Financial Statements has been prepared in accordance with generally accepted accounting principles applied on a consistent basis, is correct and complete in all material respects and fairly presents the financial position of Data Labs as of its date or the results of operations or changes in financial position, as is appropriate, of Data Labs for the periods then ended (subject, in the case of unaudited interim financial statements to normal recurring year-end adjustments, which adjustments will not be material in amount or effect). The account records underlying the Financial Statements accurately and fairly reflect, in reasonable detail, the transactions of Data Labs, and Data Labs' books of account have been maintained on a consistent basis. To its knowledge, all accounts receivable of Data Labs are valid and enforceable, are not subject to any valid defense, set off or counterclaim, and are collectible in full in accordance with their terms in the ordinary course of business of Data Labs, except to the extent of any reserves therefor reflected on the Unaudited Balance Sheet or taken in the ordinary course of business which in the aggregate are not material to Data Labs.

     3.8  Absence of Undisclosed Liabilities.  To its knowledge, Data Labs has
          ----------------------------------
no Liabilities or Obligations, except those Liabilities or Obligations which are
(a) fully reflected or in the aggregate adequately reserved against in the Unaudited Balance Sheet (including any notes thereto), (b) disclosed in this Agreement or on SCHEDULE 3.8 hereto, or (c) incurred in the ordinary course of business and in the aggregate are not material to Data Labs. There has not been any assertion against Data Labs of any liability or obligation of any nature or in any amount not (a) fully reflected or in the aggregate adequately reserved against in the Unaudited Balance

Sheet, (b) disclosed in this Agreement or on SCHEDULE 3.8 hereto, or (c) incurred in the ordinary course of business and in the aggregate not material in amount to Data Labs. For the purposes of this Agreement, the phrase "LIABILITIES OR OBLIGATIONS" shall include any direct or indirect indebtedness, claim, loss, damage, deficiency (including deferred income tax and other net tax deficiencies), cost, expense, obligation, guarantee, or responsibility, whether accrued, absolute or contingent, fixed or unfixed, liquidated or unliquidated, secured or unsecured.

     3.9  Properties.  Except as set forth on SCHEDULE 3.9, all of the material
          ----------
assets and properties of Data Labs are reflected on the Unaudited Balance Sheet (except to the extent not required to be so reflected by generally accepted accounting principles), and Data Labs has good, valid and marketable title to all of its owned assets and properties, whether real, personal or mixed, tangible or intangible, free and clear of all liens, except (a) liens for current Taxes not delinquent, (b) liens in connection with workers' compensation, unemployment insurance or other social security obligations, (c) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of business and (d) mechanic's, workman's, materialmen's or other like liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith.

     3.10  Real Property.  Data Labs does not own any real property.  Set forth
           -------------
on SCHEDULE 3.10 is an accurate and complete list and summary description of all real property currently leased by or on behalf of Data Labs and, except as set forth on SCHEDULE 3.10, none of the described leases require any consent to the transactions contemplated by this Agreement. Data Labs has previously delivered to Yurie and the Company accurate and complete copies of all leases listed and described on SCHEDULE 3.10. Except as set forth on SCHEDULE 3.10, Data Labs has possession of each of the aforementioned properties and no event has occurred which, with the lapse of time or notice or both, could result in a default under any of the described leases. All rents or other payment obligations which have become due in respect of each of such leased properties have been paid, Data Labs has complied with its obligations under the said leases and Data Labs has not received, since January 1, 1997, any notice of any breach of its obligations under any covenants, agreements, statutory requirements, planning consents, bylaws, orders and regulations affecting any of such properties, their use and any business of Data Labs there carried on.

     3.11  Condition of Tangible Assets.  All tangible property, including
           ----------------------------
leased property and the fixtures therein, of Data Labs is in good operating condition, reasonable wear and tear excepted and, the operation and use of such property in the business of Data Labs conforms to all applicable laws, ordinances, regulations, permits, licenses and certificates in all material respects.

     3.12  Intellectual Property.  (a) Data Labs owns, or has the right to use
           ---------------------
by license, all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, formulae, designs, schematics, technology, trade secrets, know-how, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material that are used or proposed to be used in the business of Data Labs as currently conducted (excluding any of the foregoing validly licensed or purchased from third parties as set forth on SCHEDULE 3.12(b), the "DATA LABS INTELLECTUAL PROPERTY RIGHTS"). SCHEDULE 3.12(a) sets forth a list of all trademarks, service marks, trade names, registered copyrights and patents (and any applications for the registration thereof) owned or licensed and used by Data Labs during the last 3 years, specifying as to each, as applicable: (i) the nature of such right; (ii) the owner of such right; and (iii) if applicable, the jurisdictions by or in which such right has been issued or registered or in which an application for such issuance or registration has been filed, including the respective registration or application numbers. Data Labs has no patents or patent applications. All registered trademarks, service marks and copyrights held by Data Labs are valid and subsisting.

          (b) SCHEDULE 3.12(b) sets forth a complete list of (i) all material licenses, sublicenses and other agreements as to which Data Labs is a party and pursuant to which any person is authorized to use any Data Labs Intellectual Property Right, including the identity of all parties thereto (other than customer licensing agreements received by customers in connection with purchases of Data Labs' products that would not have a Material Adverse Effect on Data Labs Intellectual Property Rights), and (ii) all licenses, sublicenses and other agreements as to which Data Labs is a party and pursuant to which Data Labs is authorized to use (1) any third party patents, trademarks or copyrights (including software) (the "DATA LABS THIRD PARTY INTELLECTUAL PROPERTY RIGHTS") which are incorporated in, or form a part of, any Data Labs product, or (2) any trade secret of a third party in or as to any Data Labs product including the identity of all parties thereto. Data Labs has no knowledge that the Data Labs Third Party Intellectual Property Rights are not owned by or have not been assigned or licensed to the licensor of such right. Data Labs is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in breach or violation of any license, sublicense or agreement described on SCHEDULE 3.12(b).

          (c) No claims with respect to Data Labs Intellectual Property Rights or Data Labs Third Party Intellectual Property Rights (to the extent arising out of any use, reproduction or distribution of such Data Labs Third Party Intellectual Rights by or through Data Labs), have been asserted or, to Data Labs' knowledge, are threatened by any person. Data Labs has no knowledge of any valid grounds for any bona fide claims (i) to the effect that the manufacture, sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by Data Labs infringes on any copyright, patent, trademark, service mark or trade secret, (ii) against the use by Data Labs of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in Data Labs' business as currently conducted, (iii) challenging the ownership, validity or effectiveness of any of Data Labs Intellectual Property Rights, or (iv) challenging Data Labs' license or legally enforceable right to use, or the validity or effectiveness of Data Labs Third Party Intellectual Property Rights. Data Labs (i) has not been sued or charged in writing as a defendant in any claim, suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party, and (ii) except as set forth on
SCHEDULE 3.12(d), has not been threatened or charged in writing, orally or otherwise with infringement or violation of any patents, trademarks, service marks, copyrights or trade secrets or other proprietary right of any third party.

          (d) To Data Labs' knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any Data Labs Intellectual Property Rights or any Data Labs Third Party Intellectual Property Right to the extent licensed by or through Data Labs, by any third party, including any employee or former employee of Data Labs.

          (e) No Data Labs Intellectual Property Right or, to Data Labs' knowledge, Data Labs Third Party Intellectual Property Right is subject to any outstanding order, judgment, decree, legal or governmental proceeding (other than pending applications for patent, trademark registration or copyright registration) or stipulation restricting in any manner the licensing thereof by Data Labs. Except for contracts licensing Data Labs' products executed in the ordinary course of business and in accordance with Data Labs' past practices, Data Labs has not entered into any agreement to indemnify any other person against any charge of infringement of any third party's intellectual property right.

          (f) Data Labs has taken reasonable measures to protect and preserve
(i) the validity and enforceability of trademarks included in the Data Labs Intellectual Property Rights, (ii) the confidentiality and validity and enforceability of unpublished copyrighted works or pending patent applications included in the Data Labs Intellectual Property Rights, (iii) the validity and enforceability of patents included in the Data Labs Intellectual Property Rights, and (iv) the confidentiality and validity and enforceability of its trade secrets and other confidential information. Except as set forth on
SCHEDULE 3.12(c), each employee and consultant of Data Labs has executed a nondisclosure and assignment of inventions agreement to protect the confidentiality and to vest in Data Labs exclusive ownership of such Intellectual Property Rights. To Data Labs' knowledge, no employee or consultant of Data Labs has used any trade secrets or other confidential information of any other person in the course of their work for Data Labs and, except as set forth on SCHEDULE 3.12(d), Data Labs has not been sued, charged or threatened with any such claim. To Data Lab's knowledge, no employee or consultant has used, divulged or appropriated for the benefit of, himself or any person other than Data Labs any trade secret or confidential information of Data Labs. Data Labs has no written or oral agreements with employees or consultants with respect to the ownership of inventions, trade secrets or other works created by them as a result of which any such employee or consultant may have nonexclusive rights to the portions of Data Labs' Intellectual Property Rights so created by such individual.

          (g) No officer or employee of Data Labs is in violation of any term of any employment contract, patent disclosure agreement, proprietary information agreement, noncompetition agreement, nonsolicitation agreement, confidentiality agreement, or any other similar contract or agreement or any restrictive covenant relating to the right of any such officer or employee to be employed or engaged by Data Labs because of the nature of the business conducted or to be conducted by Data Labs or relating to the use of trade secrets or proprietary information of others; to Data Labs' knowledge, no consultant of Data Labs is in violation of any term of any employment contract, patent disclosure agreement, proprietary information agreement, noncompetition agreement, nonsolicitation agreement, confidentiality agreement, or any other similar contract or agreement or any restrictive covenant relating to the right of any such officer or employee to be employed or engaged by Data Labs because of the nature of the business conducted or to be conducted by Data Labs or relating to the use of trade secrets or proprietary information of others; and, to Data Labs' knowledge, the continued employment or retention of its officers, employees or consultants does not subject Data Labs to any material liability with respect to any of the foregoing matters; and, except as set forth on
SCHEDULE 3.12(d), Data Labs has not been sued, charged or threatened with any claim with respect to any of the foregoing matters.

     3.13  Absence of Certain Changes.  Except as disclosed on SCHEDULE 3.13,
           --------------------------
since September 30, 1997, the business of Data Labs has been conducted in the ordinary course and there has not been:

               (i) any event, occurrence, development or state of circumstances or fact which has had or could reasonably be expected to result in or have a Material Adverse Effect on Data Labs;

               (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Data Labs, or any repurchase, redemption or other acquisition by Data Labs of any outstanding shares of capital stock or other securities of, or other equity or ownership interests in, Data Labs;

               (iii) any amendment of any term of any outstanding security of Data Labs;

               (iv) any incurrence, assumption or guarantee by Data Labs of any indebtedness for borrowed money other than in the ordinary course of business, but in any event not exceeding an aggregate of $20,000;

               (v) any creation or assumption by Data Labs of any Lien on any asset, other than liens incurred in the ordinary course of business or that do not in the aggregate have a Material Adverse Effect;

               (vi) any making of any loan, advance or capital contributions to or investment in any person;

               (vii) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of Data Labs which has had or would reasonably be expected to result in or have a Material Adverse Effect on Data Labs;

               (viii) any acquisitions of any capital assets or any other investments for aggregate consideration in excess of $20,000;

               (ix) any sale, lease, pledge, transfer or other disposition of any capital assets for aggregate consideration in excess of $20,000;

               (x) any transaction or commitment made, or any contract or agreement entered into, by Data Labs relating to its assets or business (including the acquisition or disposition of any assets) other than those transactions covered by any other subparagraphs of this Section 3.13 or any relinquishment by Data Labs of any contract or other right, in either case, involving an amount in excess of $20,000, other than transactions, commitments and relinquishments in the ordinary course of business and those contemplated by this Agreement;

               (xi) any change in any method of accounting or significant accounting practice by Data Labs;

               (xii) any (A) grant of any severance or termination pay to any director, officer or employee of Data Labs, (B) entering into of any employment, severance, management, consulting, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer, consultant or employee of Data Labs, (C) change in benefits payable under existing severance or termination pay policies or employment, severance, management, consulting or other similar agreements or (D) change in compensation, bonus or other benefits payable to directors, consultants, officers or employees of Data Labs;

               (xiii) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of Data Labs, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any employees of Data Labs;

               (xiv) any agreement or commitment containing a covenant limiting or purporting to limit the freedom of Data Labs to compete with any person in any geographic area or engage in any line of business;

               (xv) any joint venture or similar arrangement which involves a sharing of profits or future payments to other persons; or

               (xvi) any agreement, undertaking or commitment to do any of the foregoing.

     3.14  Litigation. Except as set forth on SCHEDULE 3.14, there is no action,
           ----------
suit, investigation or proceeding pending or threatened against or affecting, Data Labs or any of its properties or assets before any court or arbitrator or any Governmental Authority. Except as set forth on SCHEDULE 3.14, there is no litigation pending or, to Data Labs' knowledge, threatened against any officer or key employee relating to Data Labs or its business. Neither Data Labs nor, to Data Labs' knowledge, any officer or key employee is subject to any judgment, order or decree relating to Data Labs entered in any lawsuit or proceeding or issued by any Governmental Authority. The foregoing sentences include, without limiting their generality, actions pending or threatened (or any basis therefor known to Data Labs) involving the prior employment or engagement of any of the Data Labs' officers or key employees or their use in connection with Data Labs' business of any information or techniques allegedly proprietary to any of their former employers or to any other Person.

     3.15  Material Contracts.  (a) Except for agreements, contracts, plans,
           ------------------
leases, arrangements or commitments disclosed on SCHEDULE 3.15 provided to Yurie pursuant to this Agreement, Data Labs is not a party to or subject to:

               (i)     any collective bargaining agreement;

               (ii) any agreements that contain any unpaid severance Liabilities or Obligations;

               (iii) any bonus, deferred compensation, incentive compensation, pension, profit-sharing or retirement plans, or any other employee benefit plans or arrangements;

               (iv) any employment or consulting agreement, contract or commitment with an employee or individual consultant or salesperson or consulting or sales agreement, contract or commitment with a firm or other organization;

               (v) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

               (vi)    any fidelity or surety bond or completion bond;

               (vii) any lease of personal property having a remaining value individually in excess of $20,000;

               (viii)  any agreement of indemnification or guaranty;

               (ix) any agreement, contract or commitment containing any covenant limiting the freedom of Data Labs or any of its officers or employees to engage in any line of business or compete with any person;

               (x) any agreement, contract or commitment relating to capital expenditures and involving future obligations in excess of $20,000;

               (xi) any agreement, contract or commitment relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise;

               (xii) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit, including guaranties referred to in clause (viii) hereof;

               (xiii) any purchase order or contract for the purchase of raw materials or acquisition of assets involving $20,000 or more;

               (xiv)   any construction contracts;

               (xv) any distribution, joint marketing, teaming or development agreement;

               (xvi) any distributor, dealer, franchise, original equipment manufacturer, reseller, manufacturer's representative or sales agency contract or commitment;

               (xvii) any agreements pertaining to Data Labs' maintenance or support of its products, services or supplies;

               (xviii) any agreement, contract or commitment which involves $20,000 or more and is not cancelable without penalty within thirty
          (30) days; and

               (xix) any other agreement, contract or commitment that is material to Data Labs.

Data Labs has not breached, or received any claim or threat that it has breached, any of the terms or conditions of any agreement, contract or commitment set forth in any of Data Labs' Schedules in such a manner as would permit any other party to cancel or terminate the same, which cancellation or termination would not have a Material Adverse Effect. Each agreement, plan, contract or commitment set forth in any of Data Labs' Schedules is a valid and binding agreement of Data Labs and, to Data Labs' knowledge, each other party thereto and is in full force and effect and is not subject to any default thereunder of which Data Labs has knowledge by any party obligated to Data Labs pursuant thereto. Data Labs has obtained all necessary consents, waivers and approvals as are required in connection with the Merger under any of Data Labs' agreements, contracts, licenses or leases.

          (b) Except as disclosed on SCHEDULE 3.15, there is no contract, agreement, commitment or obligation to which Data Labs is a party or is bound that at the time it was entered into or made was, or is currently, known or expected by Data Labs to result in any material loss to Data Labs upon completion or performance thereof, or any bid, offer or proposal which if accepted would result as such a contract, agreement, commitment or obligation.

          (c) Except as disclosed on SCHEDULE 3.15, Data Labs is not a party to any agreement with any of its securityholders or optionholders, or any affiliate of any Significant Shareholder of Data Labs, nor is any Significant Shareholder of Data Labs a party to any agreement with any other such Significant Shareholder relating to Data Labs or any of its securities. "SIGNIFICANT SHAREHOLDER" shall mean any shareholder that holds greater than 10% of any class of capital stock of Data Labs.


     3.16  Taxes.  (a) The term "TAXES" as used herein means all federal, state,
           -----
local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding (including backup withholding), payroll, employment, excise, severance, stamp, occupation, premium, property (real or personal), windfall profits, customs duties, unemployment insurance, environmental (including taxes under Internal Revenue Code (S) 59A), worker's compensation, Pension Benefit Guaranty Corporation premiums, disability, capital stock, social security (or similar), registration, alternative or add-on minimum, estimated, or other taxes of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not, and the term "TAX" means any one of the foregoing taxes. The term "RETURNS" as used herein means all returns, declarations, reports, claims for refund, or information returns or statements relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, and "RETURN" means any one of the foregoing returns. All citations to the Code, or the Treasury Regulations promulgated thereunder, shall include any amendments or any substitute or successor provisions thereto.

          (b) Data Labs has filed (or has had filed on its behalf) all Returns required to be filed as of the date hereof with respect to periods ending on or before the date hereof (taking into account all extensions of time within which to file any Return that have been granted by the relevant taxing authority).
All such Returns are true, complete and correct, and Data Labs has maintained all required records with respect thereto. Except as set forth on Schedule 3.16, Data Labs is not currently the beneficiary of any extension of time within which to file any Return. All Taxes shown to be payable by Data Labs on the Returns, or on subsequent assessments with respect thereto, with respect to any period ending on or prior to the date hereof have been paid in full, and no other material Taxes are payable by Data Labs with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns). Data Labs has paid all estimated Taxes required to be paid on or prior to the date hereof. No claim has ever been made by an authority in a jurisdiction where Data Labs does not file Returns that it is or may be subject to taxation by that jurisdiction.

          (c) Data Labs has withheld and paid over all Taxes required to have been withheld and paid over by it in connection with amounts paid or owing to any employee, creditor, independent contractor, shareholder or other third party.

          (d) The amount of Data Labs' liability for unpaid Taxes as of the date of the Unaudited Balance Sheet (including unpaid Taxes with respect to portions of periods ending after the date of the Unaudited Balance Sheet) does not, in the aggregate, exceed the amount of the net current liability accruals for Taxes set forth on the Unaudited Balance Sheet and Data Labs will incur no additional Taxes subsequent to the date of the Unaudited Balance Sheet until the Effective Time except in the ordinary course of business (including, for this purpose, transactions of which Yurie has knowledge which are required to be undertaken by Data Labs in order to consummate the Merger).

          (e) No issues have been raised (and are currently pending) by any taxing authority in connection with any of the Returns of Data Labs. SCHEDULE
3.16 lists all federal, state, local and foreign income tax Returns filed with respect to Data Labs for taxable periods ended on or after December 31, 1992, indicates those returns that have been audited and indicates those returns that currently are the subject of audit. Data Labs has delivered to Yurie and the Company correct and complete copies of all federal income tax returns, examination reports, and statements of deficiencies assessed against or agreed to by Data Labs since December 31, 1992.

          (f) Data Labs has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension remains currently in effect.

          (g) Data Labs has not filed a consent under Section 341(f) of the Code concerning collapsible corporations. Data Labs has not made any payments, is not obligated to make any payments, and is not a party to any agreement that could obligate it to make any payments that will not be deductible under Section 280G of the Code. Except as may be required under Section 448 of the Code in connection with this transaction, Data Labs has not agreed to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise, and Data Labs will not be required to make any such adjustment as a result of the transactions contemplated by this Agreement. Data Labs is not a party to any safe harbor lease within the meaning of Section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982. Data Labs is not and has not ever been, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code. Data Labs is not (and has not ever been) a party to any Tax allocation or sharing agreement. Data Labs (A) has not ever been a member of a group of corporations filing a consolidated, unitary or combined Return and
(B) is not liable for the Taxes of any other person under Treas. Reg. (S) 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise. Data Labs has no unrecognized gain as of the date hereof under Section 453 of the Code. Data Labs has not participated in or cooperated with any international boycott within the meaning of Section 999 of the Code. The ability of Data Labs to use its net operating loss and other carryovers will not have been affected by Sections 382, 383 or 384 of the Code (other than as a result of the Merger and the contemplated exercise of Data Labs Warrants in connection therewith). Data Labs is not a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for federal income tax purposes. Data Labs has not had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country. No power of attorney has been granted by Data Labs, and is currently in force, with respect to any matter relating to Taxes. To the best of Data Labs' knowledge, Data Labs has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

          (h) SCHEDULE 3.16 sets forth the following information with respect to Data Labs as of the most recent practicable date: (A) the basis of Data Labs and its assets, and (B) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to Data Labs.

     3.17  Employees.  SCHEDULE 3.17 sets forth a true and complete list of (a)
           ---------
the names, titles, annual salaries and other compensation of all employees of Data Labs (the "EMPLOYEES") as of the date first above written and the location at which such Employees regularly perform services for Data Labs and (b) the wage rates for non-salaried Employees of Data Labs (by classification). Any agreements, commitments or understandings between Data Labs and any Employee concerning such Employee's future salary, compensation or terms of employment are summarized on SCHEDULE 3.17. Except as set forth on SCHEDULE 3.17, as of the date first written above none of such Employees has indicated to Data Labs that he intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise. Data Labs has no Employees represented by a union and Data Labs (i) is in compliance with all applicable laws and regulations respecting employment wages and (ii) is not engaged in any unfair labor practice.

     3.18  Transactions with Affiliates.  Except as set forth on SCHEDULE 3.18,
           ----------------------------
there are no loans, leases, royalty agreements or other agreements between Data Labs, on the one hand, and any affiliate of Data Labs, any of the shareholders of Data Labs, any affiliate of any Significant Shareholder of Data Labs, or any member of any such Significant Shareholder's family, on the other hand. Except as set forth on SCHEDULE 3.18, none of the officers or directors of Data Labs
(a) to Data Labs' knowledge, has any material direct or indirect interest in any entity which does business with Data Labs, (b) has any material direct or indirect interest in any property, asset or right which is used by Data Labs in the conduct of its business, or (c) has any contractual relationship with Data Labs other than such relationships which occur from being an employee, officer, director or shareholder of Data Labs.

     3.19  Insurance Coverage.  SCHEDULE 3.19 sets forth an accurate and
           ------------------
complete list of all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of Data Labs. There is no claim by Data Labs pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums payable under all such policies and bonds have been paid, and Data Labs has otherwise complied with the terms and conditions of all such policies and bonds. Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) have been in effect since the dates indicated on SCHEDULE 3.19 and remain in full force and effect. Data Labs has no knowledge of any threatened termination of, and has not received written notice of, any premium increase with respect to, any of such policies or bonds.

     3.20  Compliance with Laws; No Defaults.  (a) Data Labs is not in violation
           ---------------------------------
of any applicable provisions of any law, statute, ordinance, regulation, judgment, order, injunction, permit, license, certificate or other authorization, or its governing instruments, except for violations that have not had and would not reasonably be expected to have a Material Adverse Effect on Data Labs.

          (b) Data Labs is not in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, any applicable law, statute, ordinance, regulation, judgment, order, injunction, permit, license, certificate or other authorization, or its governing instruments, except defaults that would not reasonably be expected to have a Material Adverse Effect on Data Labs.

          (c) Data Labs is in compliance with all currently applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours in all material respects, and is not engaged in any unfair labor practice, failure to comply with which or engagement in which, as the case may be, has had, or would reasonably be expected to have, a Material Adverse Effect on Data Labs.

     3.21  Finders' Fees.  Except as set forth on SCHEDULE 3.21, there is no
           -------------
investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Data Labs who might be entitled to any fee or commission from Yurie, the Company, Data Labs or any other person upon consummation of the transactions contemplated by this Agreement.

     3.22  Environmental Matters.  (a) Except as disclosed on SCHEDULE 3.22,
           ---------------------

               (i) to Data Labs' knowledge, no notice, notification, demand, request for information, citation, summons, complaint or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or threatened by any governmental entity or other person with respect to any (A) alleged violation by Data Labs of any Environmental Law (as defined below) or liability thereunder, (B) alleged failure by Data Labs to have any permit, certificate, license, approval, registration or authorization required under any Environmental Law in connection with the conduct of its business or (C) Release of Hazardous Substances;

               (ii) to Data Labs' knowledge, no polychlorinated biphenyls, radioactive material, urea formaldehyde, lead, asbestos, asbestos-containing material or any other Hazardous Substance or underground storage tank (active or abandoned) is or was present at any premises now leased and actually occupied by Data Labs or was present at any premises owned or leased and actually occupied by Data Labs in the five years preceding the date of this Agreement; and

               (iii) to Data Labs' knowledge, there are no Environmental Liabilities (as defined below) that have had or may reasonably be expected to have a Material Adverse Effect on Data Labs.

          (b) To Data Labs' knowledge, there has been no environmental investigation, study, audit, test, review or other analysis conducted of which Data Labs has possession, or to which it has access, in relation to the current or prior business of Data Labs or any property or facility now or previously owned or leased by Data Labs which has not been delivered to Yurie at least five days prior to the date hereof.

          (c) To Data Labs' knowledge, it has not transported or arranged for the transportation (directly or indirectly) of any Hazardous Substance to any location which is listed or proposed for listing under CERCLA (hereinafter defined), or on any similar state list or which is the subject of Federal, state or local enforcement actions or other investigations which may lead to claims for clean-up costs, remedial work, damages to natural resources or for personal injury claims, including, but not limited to, claims under CERCLA or analogous state environmental clean-up laws.

          (d) "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

          (e) "ENVIRONMENTAL LAWS" means any and all laws or regulations, judicial decisions, orders or permits relating to the environment or human health or safety or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic, radioactive or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic, radioactive or hazardous substances medical wastes or other wastes or the clean-up or other remediation thereof.

          (f) "ENVIRONMENTAL LIABILITIES" means all environmental liabilities arising in connection with or in any way relating to the assets of Data Labs or Data Labs' use or ownership thereof, whether vested or unvested, contingent or fixed, actual or potential, which (i) arise under or relate to Environmental Laws or arise in connection with or relate to any matter disclosed or required to be disclosed on SCHEDULE 3.22 and (ii) arise from or relate in any way to actions occurring or conditions existing before the Closing Date.

          (g) "HAZARDOUS SUBSTANCE" means petroleum products or hazardous substances as defined in Section 101 of CERCLA.

          (h) "RELEASE" has the meaning specified in 42 U.S.C. (S) 9601(22).

          (i) For purposes of this Section, the term "Data Labs" shall include any business or business entity (including a corporation) which is a predecessor, in whole or in part, of Data Labs.

     3.23  Employees and Employee Plans.  (a) Data Labs has set forth on
           ----------------------------
SCHEDULE 3.23 all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance insurance (including any self-insured or post-retirement arrangements), disability, vacation, profit-sharing and other similar employee benefit plans, arrangements, policies or agreements, and all unexpired employment and severance agreements, written or otherwise, for the benefit of, or relating to, any current or former employee of Data Labs or any trade or business (whether or not incorporated) which, together with Data Labs would be treated as a single employer under Section 414 of the Code (an "ERISA AFFILIATE"), (together, the "DATA LABS EMPLOYEE PLANS").

          (b) With respect to each Data Labs Employee Plan, Data Labs has made available to Yurie, a true and correct copy of (i) the most recent annual report (Form 5500), if applicable, filed with the Internal Revenue Service ("IRS"),
(ii) such Data Labs Employee Plan, (iii) each trust agreement and group annuity contract, if any, relating to such Data Labs Employee Plan, (iv) the most recent actuarial report or valuation, if any, relating to a Data Labs Employee Plan and
(v) an accurate summary plan description of such Data Labs Employee Plan.

          (c) With respect to the Data Labs Employee Plans, individually and in the aggregate, to Data Labs' knowledge, no event has occurred and there exists no condition or set of circumstances which could subject Data Labs to any liability under ERISA, the Code or any other applicable law that may have a Material Adverse Effect on Data Labs.

          (d) Each Data Labs Employee Plan which is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, and each trust forming a part thereof has been determined by the Internal Revenue Service to be exempt from tax pursuant to
Section 501(a) of the Code. Data Labs has furnished to Yurie copies of the most recent Internal Revenue Service determination letters with respect to each such plan and, except as otherwise disclosed in Schedule 3.23, no such Data Labs Employee Plan has been amended since the date of such determination letters.

          (e) Each Data Labs Employee Plan has been maintained in material compliance with its terms and the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Data Labs Employee Plan.

          (f) Neither Data Labs nor any of its ERISA affiliates maintains or has ever maintained or contributed to any "multiemployer plan" (as that term is defined in Section 3(37) of ERISA) or any plan subject to Title IV of ERISA. No "prohibited transaction" (as that term is defined in Section 406 of ERISA or Section 4975 of the Code) has occurred with respect to any

Data Labs Employee Plan. There is no contract, agreement, plan or arrangement covering any employee or former employee of Data Labs or any of its ERISA affiliates that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code. No tax under Section 4980B of the Code has been incurred with respect to any Data Labs Employee Plan that is a group health plan, as defined in
Section 5000(b)(1) of the Code. With respect to the employees and former employees of Data Labs or any of its ERISA affiliates, there are no employee post-retirement medical or health plans in effect, except as required by Section 4980B of the Code.

          (g) With respect to the Data Labs Employee Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with generally accepted accounting principles, on the financial statements of Data Labs, which obligations in the aggregate may have a Material Adverse Effect on Data Labs.

          (h) Except as set forth on SCHEDULE 3.23, Data Labs is not a party to any oral or written (i) agreement with any officer or any other key employee of Data Labs, the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving Data Labs of the nature contemplated by this Agreement, (ii) agreement with any officer of Data Labs providing any term of employment or compensation guarantee extending for a period longer than one year from the date hereof or for the payment of compensation in excess of $80,000 per annum, or (iii) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

     3.24  Other Information.  None of the representations and warranties of
           -----------------
Data Labs contained herein or in and of the Schedules hereto contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances in which it was made. Data Labs has disclosed to Yurie and the Company all material information relating to Data Labs.

     3.25 Investment Representations.  (a) Except as disclosed in SCHEDULE 3.25,
          --------------------------
to Data Labs' knowledge, based on suitability questionnaires circulated to each shareholder of Data Labs and such other knowledge as Data Labs may have obtained with respect to its shareholders without additional inquiry, each shareholder of Data Labs receiving shares of Yurie Common Stock in the Merger (each, a "Selling Shareholder") is an "Accredited Investor" as defined in Securities Act Rule 501(a).

          (b) To Data Labs' knowledge, SCHEDULE 3.25 sets forth the location where each Selling Shareholder is a resident, is domiciled, or maintains its principal executive office.

     3.26 Shareholders.  Set forth on SCHEDULE 3.26(a) is a complete list of the
          ------------
shareholders of record of Data Labs as of December 1, 1997, together with each shareholders' address and the amount of Data Labs Preferred Stock and/or Data Labs Common Stock held by each such shareholder.


                                  ARTICLE IV
            REPRESENTATIONS AND WARRANTIES OF YURIE AND THE COMPANY

     Yurie and the Company hereby represent and warrant to Data Labs as follows:

     4.1  Corporate Existence and Power.  Each of Yurie and the Company is a
          -----------------------------
corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as now conducted and proposed to be conducted.

     4.2  Corporate Authorization.  The execution, delivery and performance by
          -----------------------
Yurie and the Company of this Agreement, the Registration Rights Agreement, and the Escrow Agreement and all other agreements contemplated hereby and the consummation by Yurie and the Company of the Merger and other transactions contemplated hereby and thereby, are within the corporate power and authority of Yurie and the Company, respectively, and, have been duly authorized by all necessary corporate action. Each of this Agreement, the Registration Rights Agreement and the Escrow Agreement and all other agreements contemplated hereby has been duly and validly authorized, executed and delivered by Yurie and the Company and, subject to its execution by the other parties hereto or thereto, constitutes a valid and binding obligation of Yurie and the Company, enforceable against Yurie and the Company in accordance with its terms.

     4.3  Consents and Approvals.  The execution, delivery and performance by
          ----------------------
Yurie and the Company of this Agreement, and the consummation of the Merger and other transactions contemplated by this Agreement by Yurie and the Company, do not and will not require any consent, approval or action by or in respect of, or any declaration, filing or registration with, any Governmental Authority or other third party, other than (i) routine filings with the Secretary of State of the State of Delaware necessary to consummate the Merger, (ii) compliance with the applicable requirements of the Securities Act, the Exchange Act and any applicable state securities and blue sky laws in connection with the offering, sale and delivery of the shares of Yurie Common Stock to be issued in the Merger and (iii) consents, approvals, actions, declarations, filings or registrations where the failure to obtain such consents, approvals, action, or to make such declaration, filing or registration, would not have a Material Adverse Effect.

     4.4  Non-Contravention.  The execution, delivery and performance by Yurie
          -----------------
and the Company of this Agreement, and the consummation of the Merger and other transactions contemplated by this Agreement by Yurie and the Company, do not and will not, with or without the giving of notice, the lapse of time or both: (i) contravene or conflict with the certificates of incorporation or bylaws of Yurie or the Company; or (ii) assuming compliance with the matters referred to in Section 4.3, contravene or conflict with or constitute a violation of any provision of any law, rule, regulation, judgment, injunction, order or decree binding upon or applicable to Yurie or the Company; (iii) to its knowledge, require any consent, approval or other action by any person, contravene or conflict with or constitute a violation of or a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Yurie or to a loss of any benefit to which Yurie is entitled, under any provision of (A) any material agreement, contract, indenture, lease or other instrument binding upon Yurie or (B) assuming compliance with the matters referred to in Section 4.3, any license, franchise, permit or other similar authorization held by Yurie or (iv) except for the rights of any holders of Dissenting Shares, result in the creation or imposition of any Lien on any asset of Yurie.


     4.5  Capitalization.  (a) As of September 30, 1997, the authorized capital
          --------------
stock of Yurie consisted of (i) 10,000,000 shares of Preferred Stock, par value $.01 per share, none of which were issued and outstanding or held in the treasury of Yurie, and (ii) 50,000,000 shares of Common Stock, par value $.01 per share, of which 24,909,976 shares were issued and outstanding and no shares were held in the treasury of Yurie. As of September 30, 1997, there were reserved for issuance an aggregate of up to 2,082,089 shares of Common Stock under Yurie's various employee benefit plans (the "YURIE EMPLOYEE PLANS") and an aggregate of 20,000 shares of Common Stock reserved for issuance pursuant to options granted outside of the Yurie Employee Plans. Except as disclosed in this Agreement or any Yurie SEC Document (as defined below), there are no options, warrants, exchange rights, subscription rights or other agreements, commitments or rights to purchase or otherwise acquire from Yurie, or agreements, commitments or obligations of Yurie to issue or sell, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Yurie, other than those contemplated by this Agreement.

          (b) The authorized capital stock of the Company consists of 100 shares of Common Stock, par value $.01 per share, all of which are issued and outstanding and owned of record by Yurie. All issued and outstanding shares of Yurie Common Stock and Common Stock, par value $.01 per share, of the Company are validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive, first refusal or other subscription rights of any shareholder of Yurie, the Company or any other person.

     4.6  SEC Documents.  Yurie has filed with the SEC and has made available to
          -------------
Data Labs a true and complete copy of the following Yurie documents: (i) its annual report on Form 10-K for the fiscal year ended December 31, 1996; (ii) its quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 1997, June 30, 1997 and September 30, 1997; (iii) its proxy statement dated May 23, 1997; (iv) its registration statement on Form S-1 that was declared effective on October 6, 1997; (v) post-effective amendments to its registration statement on Form S-1 and (vi) its current report on Form 8-K filed on November 24, 1997 (collectively, the "YURIE SEC DOCUMENTS"), which are all of the documents that Yurie was required to file with the Commission from February 5, 1997 through the date hereof. As of their respective dates, the Yurie SEC Documents complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the

Commission thereunder applicable to such Yurie SEC Documents, and none of the Yurie SEC Documents, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Yurie's subsidiaries is required to file any forms, reports or other documents with the Commission. The consolidated financial statements of Yurie and its subsidiaries included in the Yurie SEC Documents complied as to form in all material respects with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with general accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X) and fairly presented in accordance with applicable requirements of generally accepted accounting principles (subject, in the case of the unaudited statements, to normal recurring adjustments, none of which will be material) the consolidated financial position of Yurie and its subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of Yurie and its subsidiaries for the periods presented therein.

     4.7  Yurie Common Stock.  The shares of Yurie Common Stock to be issued and
          ------------------
exchanged for shares of Data Labs Common Stock and Data Labs Preferred Stock in the Merger will, at the Effective Time, be duly authorized, validly issued, fully paid and nonassessable and subject to no preemptive rights. The shares of Yurie Common Stock to be issued upon the exercise of the Data Labs Options and the Data Labs Warrants, when issued in accordance with the terms of the agreements relating to such Data Labs Options and Data Labs Warrants, will be duly authorized, validly issued, fully paid and nonassessable and subject to no preemptive rights.

     4.8  Ownership of The Company; No Prior Activities.  (a) The Company was
          ---------------------------------------------
formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

          (b) As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, the Company has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate (other than its parent), any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

     4.9  Absence of Material Adverse Changes.  Since September 30,  1997, Yurie
          -----------------------------------
has not, except as may result from the transactions contemplated by this Agreement and except as disclosed in any public filing or press release issued by Yurie, suffered any material adverse change in its business, results of operations or financial condition.

     4.10  Compliance With Laws; No Defaults.  (a) Yurie is not in violation of
           ---------------------------------
any applicable provisions of any law, statute, ordinance, regulation, judgment, order, injunction, permit, license, certificate or other authorization, or its governing instruments, except for violations that have not had and would not reasonably be expected to have a Material Adverse Effect on Yurie.

          (b) Yurie is not in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, any applicable law, statute, ordinance, regulation, judgment, order, injunction, permit, license, certificate or other authorization, or its governing instruments, except defaults that would not reasonably be expected to have a Material Adverse Effect on Yurie.

          (c) Yurie is in compliance with all currently applicable laws respecting employment and wages in all material respects, and is not engaged in any unfair labor practice, failure to comply with which or engagement in which, as the case may be, has had, or would reasonably be expected to have, a Material Adverse Effect on Yurie.

     4.11  Finders' Fees.  Except as provided in Section 5.3(f), there is no
           -------------
investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Yurie who might be entitled to any fee or commission from Yurie or the Company or any other person upon consummation of the transactions contemplated by this Agreement.

     4.12  Yurie Employee Plans.  Each employee benefit plan, as such term is
           --------------------
defined in Section 3(3) of ERISA, of Yurie or any of its affiliates (collectively the "Yurie Employee Plans") complies in all material respects with all applicable requirements of ERISA and the Code, and other applicable laws. None of the Yurie Employee Plans is an employee pension benefit plan, which is subject to Title IV of ERISA or Section 412 of the Code, or a multiemployer plan, as such terms are defined in ERISA. Neither Yurie nor any of its directors, officers, employees or agents has, with respect to any Yurie Employee Plan, engaged in any "prohibited transaction," as such term is defined in the Code or ERISA, not has any Yurie Employee Plan engaged in such prohibited transaction which could result in any taxes or penalties or other prohibited transactions, which in the aggregate could have a Material Adverse Effect.

     4.13  Taxes.  (a)  Yurie has (i) timely filed all Returns required to be
           -----
filed (taking into account any extension of time within which to file any Return that has been granted by the relevant taxing authority) for all taxable periods ending on or prior to the date hereof, and such Returns are true, complete and correct in all material respects, (ii) paid or accrued all Taxes shown to be due and payable on such Returns, (iii) properly accrued all Taxes for periods subsequent to the periods covered by such Returns, and (iv) disclosed on
Schedule 4.9 all actions, suits, proceedings, investigations, audits or claims now pending against it in respect of any Taxes.

          (b) Prior to the Merger, Yurie will be in control of the Company within the meaning of Section 368(c) of the Internal Revenue Code.

          (c) Yurie has no plan or intention to cause Data Labs to issue additional shares of its stock that would result in Yurie losing control of Data Labs within the meaning of Section 368(c) of the Code.

          (d) Yurie has no plan or intention to reacquire any of its stock issued in the Merger.

          (e) Yurie has no plan or intention to liquidate Data Labs; to merge Data Labs with or into another corporation; to sell or otherwise dispose of the stock of Data Labs except for transfers of its stock to corporations controlled by Yurie; or to cause Data Labs to sell or otherwise dispose of any of its assets or of any of the assets acquired from Company, except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by Data Labs.

          (f) The Company is a recently formed corporation, having no assets or liabilities other than assets transferred to it pursuant to the Merger, and the Company has been created and maintained through the Effective Time solely for the purposes of effecting the Merger. The Company will have no liabilities assumed by Data Labs, and will not transfer to the Company any assets subject to liabilities, in the Merger.

     4.14 Absence of Claims. To Yurie's knowledge, as of the Effective Time, (a)
          -----------------
it has no claim or cause of action of any kind (in law or in equity) against Data Labs or its directors, officers or employees arising from or relating to Yurie's existing supplier-customer relationship with Data Labs, and (b) there is no breach or noncompliance by Data Labs of its representations, warranties or covenants under this Agreement.

                                   ARTICLE V
                                   COVENANTS

     5.1  Mutual Covenants and Agreements.  Each of the parties hereby covenants
          -------------------------------
and agrees with the other parties as follows:

          (a) Cooperation. It shall cooperate fully with the other parties hereto in furnishing any information or performing any action reasonably requested by any such party, which information or action is necessary to the successful consummation of the transactions contemplated by this Agreement or is necessary, appropriate or desirable for the corporate purposes of Yurie.

          (b) Other Required Information. It shall furnish to the other parties hereto any application or statement, and all information concerning itself and its subsidiaries as is required to be set forth in any application or statement, to be filed with any Governmental Authority in connection with the transactions contemplated by this Agreement, or otherwise.

          (c) Confidentiality. Data Labs and Yurie have agreed in a confidentiality agreement dated September 30, 1997 (the "CONFIDENTIALITY AGREEMENT") to protect, among other things, the confidential information of the other party. The Company and Yurie each hereby affirm each of their obligations under such agreement which shall continue in full force and effect in accordance with its terms. If this Agreement is terminated in accordance with

Section 8.1 hereof, Yurie shall, and shall cause its agents, accountants, advisors, counsel and other representatives to deliver to Data Labs all documents and other material, and all copies thereof, obtained by Yurie or on its behalf from Data Labs in connection with this Agreement, whether so obtained before or after the execution hereof, and will not disclose any such information or documents to any third parties or make any use of any confidential information contained therein. If this Agreement is terminated in accordance with Section 8.1 hereof, Data Labs shall, and shall cause its agents, accountants, advisors, counsel and other representatives to, deliver to Yurie all documents and other material, and all copies thereof, obtained by Data Labs or on its behalf or by a shareholder of Data Labs from Yurie in connection with this Agreement, whether so obtained before or after the execution hereof, and will not disclose any such information or documents to any third parties or make any use of any confidential information contained therein.

          (d) Publicity. Except as otherwise required by applicable law or by any applicable rules of any securities exchange or market, Data Labs shall not issue any press release or make any other public statement concerning the transactions contemplated by this Agreement without obtaining the prior approval of Yurie.

          (e) Pooling. From and after the date hereof and until the Effective Date, it shall not knowingly take any action, or knowingly fail to take any action, that would jeopardize the treatment of the Merger as a "pooling of interest" for accounting purposes.

          (f) Miscellaneous Agreements And Consents. Subject to the terms and conditions provided in this Agreement, it shall use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, appropriate or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. It will, and will cause each of its subsidiaries to, use their respective reasonable efforts to obtain consents of all third parties and Governmental Authorities necessary, appropriate or desirable for the consummation of the transactions contemplated by this Agreement.

     5.2  Certain Covenants of Data Labs.  Data Labs hereby covenants and agrees
          ------------------------------
with Yurie and the Company, until the Effective Time, as follows:

          (a) Preservation of Business Organization. Data Labs shall use all reasonable efforts to preserve the business organization of Data Labs and its goodwill as to payors, providers, suppliers, distributors, clients and others having business relations with Data Labs.

          (b) Carry On In Regular Course. Data Labs shall carry on its business in the ordinary course in a manner consistent with its past practices.

          (c) Consents. Data Labs shall use all reasonable efforts to obtain consents in writing to the transactions contemplated by this Agreement and/or such amendments, assignments or modifications of such documents or instruments as may be required in order that the transactions contemplated by this Agreement shall not result in any default with respect to any law, rule, regulation, order, decree, license, agreement, contract, commitment or instrument to which Data Labs is a party or by which Data Labs, or any of its assets is bound.

          (d) Capital Stock. Data Labs shall not redeem, purchase or otherwise acquire, any Data Labs Securities, or agree to do any of the foregoing. Except for any agreement by which Data Labs was bound immediately prior to the date hereof and specifically disclosed on the Data Labs Disclosure Schedules, Data Labs shall not accelerate, amend or change the period of exercisability of options granted under employee stock plans or authorize cash payments in exchange for any options granted under any of such plans. Data Labs shall not issue, deliver, sell or grant or authorize or propose the issuance, delivery, sale or grant of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance by Data Labs of (i) stock options that Data Labs has disclosed on SCHEDULE 3.5 hereto and (ii) shares of Data Labs Common Stock pursuant to the exercise of Data Labs stock options or Data Labs warrants outstanding as of the date of this Agreement.

          (e) Other Actions. Without the prior written consent of Yurie, Data Labs shall not (i) amend its certificate of incorporation or bylaws as described on SCHEDULE 3.13, (ii) declare, set aside or pay any dividend or otherwise make a distribution with respect to any shares of capital stock of Data Labs, or repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other securities of, or other equity or ownership interests in, Data Labs,
(iii) amend any term of any outstanding security of Data Labs, (iv) incur, assume or guarantee any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices, but in any event not exceeding an aggregate of $10,000, (v) create or assume any Lien on any asset, (vi) make any loan, advance or capital contributions to or investment in any person, (vii) acquire any capital assets or any other investments for aggregate consideration in excess of $10,000,
(viii) sell, lease, pledge, transfer or dispose of any capital assets for aggregate consideration in excess of $10,000, (ix) enter into any transaction or make any commitment or any contract or agreement relating to its assets or business (including the acquisition or disposition of any assets) or relinquish any contract or other right, in either case, involving an amount in excess of $10,000, other than transactions, commitments and relinquishments in the ordinary course of business consistent with past practices and those contemplated by this Agreement, (x) other than in the ordinary course of business, make or change any election in respect of Taxes, adopt or change any method of accounting or accounting practice in respect of Taxes (except with respect to any change required under Section 448 of the Code in connection with the Merger), enter into any closing agreement, settle any claim in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, (xi) except as disclosed on
SCHEDULE 5.2(e), grant any severance or termination pay to any director, officer or employee of Data Labs, enter into any employment, severance, management, consulting, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of Data Labs, change the benefits payable under existing severance or termination pay policies or employment, severance, management, consulting or other similar agreements or change the compensation, bonus or other benefits payable to directors, officers or employees of Data Labs, other than increases in the ordinary course of business of the compensation of the employees of Data Labs,
(xii) enter into any partnership arrangements, joint development agreements or strategic alliances, (xiii) transfer or license to any person or entity or otherwise extend, amend or modify any rights to the Data Labs Intellectual Property Rights or enter into grants to future patent rights, other than in the ordinary course of business, (xiv) make any grant of exclusive rights to any third party, (xv) enter into any transaction with any of its shareholders or any affiliates of any of its shareholders, other than in the ordinary course of, and pursuant to the reasonable requirements of, its business and upon terms that are no less favorable to Data Labs than Data Labs could obtain in a comparable transaction with a person who was not such a shareholder or an affiliate of such a shareholder or other than as contemplated by this Agreement, or (xvi) agree to do any of the foregoing.

          (f) Access. Subject to the Confidentiality Agreement, Data Labs shall permit officers, employees, agents, attorneys and accountants and other persons designated by Yurie full access after reasonable notice during normal business hours to the properties, books, contracts, commitments, tax returns, examination reports of the Internal Revenue Service and other records of Data Labs in connection with and in furtherance of the transactions contemplated by this Agreement. Unless prohibited by law or contract, such designees of Yurie shall be furnished with true, accurate and complete copies of such contracts, commitments and other records and all other information with respect to the assets and business of Data Labs as such designees may reasonably request.

          (g) Documents and Information to be Furnished. Data Labs shall deliver to Yurie promptly after such documents are available Data Labs' unaudited monthly financial reports with respect to periods ending after the date hereof and all other documents, financial statements, budgets, proxy or information statements, reports, correspondence, notices and other items Data Labs delivers, or is required to deliver, to any of its shareholders.

          (h) Shareholder Consent. Data Labs shall take all action necessary in accordance with applicable law to obtain the written consent of its shareholders owning at least 95% of each class or series of Data Labs' issued and outstanding capital stock entitled to vote on this matter no later than December 1, 1997 (the "SHAREHOLDER CONSENT") for the purpose of approving and adopting this Agreement (including the transactions contemplated hereby). On or before December 1, 1997, or as promptly as practicable thereafter, Data Labs shall mail to each shareholder who was a shareholder on the record date for determining shareholders entitled to vote, (i) an information statement (the "INFORMATION STATEMENT") with respect to the matters to be submitted for shareholder approval in the Shareholder Consent, and its Board of Directors shall recommend to its shareholders the adoption of this Agreement (including the transactions contemplated hereby), (ii) the Consent, and (iii) a notice that appraisal rights are available for the shares of Data Labs Common Stock and Data Labs Preferred Stock held by each such shareholder of Data Labs, together with a copy of Section 262 of the Delaware Corporation Law, in satisfaction of Data Labs' obligations under Section 262(d)(2) of the Delaware Corporation Law. In addition, the Information Statement shall be accompanied by such other information provided by Yurie as Yurie deems necessary in order to provide for the offer and sale of the Yurie Common Stock to be issued in the Merger to be exempt from any applicable registration or qualification requirements under either federal or state securities or "Blue Sky" laws. Data Labs shall use all reasonable efforts to obtain all votes and approvals of its shareholders necessary for the approval and adoption of this Agreement under the Delaware Corporation Law (including the transactions contemplated hereby).

          (i) Notices of Certain Events. Data Labs shall promptly notify Yurie of:

               (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;

               (ii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

               (iii) any actions, suits, claims, investigations or proceedings commenced relating to or involving or otherwise affecting Data Labs that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Article III or that relate to the consummation of the transactions contemplated by this Agreement; and

               (iv) any matter arising and discovered after the date of this Agreement that, if existing or known on the date of this Agreement, would have been required to be disclosed pursuant to this Agreement or that constitutes a breach or prospective breach of this Agreement by Data Labs or any of its affiliates.

          (j) Accuracy of Representations And Warranties.  Data Labs shall not
(a) take or agree or commit to take any action that would make any representation and warranty of Data Labs hereunder inaccurate in any respect at, or as of any time prior to, the Closing Date or (b) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.

          (k) No Solicitation. Until the earlier of the Effective Time or termination of this Agreement pursuant to its terms, Data Labs shall not, and will instruct its directors, officers, employees, representatives, investment bankers, agents and affiliates not to, directly or indirectly, initiate, solicit, encourage or participate in discussions with, provide information to, or approve a transaction with, any corporation, partnership, person or other entity or group concerning any merger, purchase or sale of substantial assets, sale of shares of capital stock (or securities convertible or exchangeable or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire capital stock) or similar transaction involving Data Labs (all such transactions being referred to herein as "ACQUISITION PROPOSALS"). Data Labs will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Data Labs will (i) notify Yurie as promptly as practicable if any inquiry or proposal is made or any information or access is requested in writing in connection with an Acquisition Proposal or potential Acquisition Proposal and
(ii) as promptly as practicable notify Yurie of the significant terms and conditions of any such Acquisition

Proposal. In addition, subject to the other provisions of this Section 5.2(l), from and after the date of this Agreement until the earlier of the Effective Time and termination of this Agreement pursuant to its terms, Data Labs will not, and will instruct their respective directors, officers, employees, representatives, investment bankers, agents and affiliates not to, directly or indirectly, make or authorize any public statement, recommendation or solicitation in support of any Acquisition Proposal made by any person, entity or group (other than Yurie).

          (l) Affiliates. On or prior to the Closing, Data Labs shall deliver to Yurie a letter identifying all persons which are, at the time the Merger is consented to by the shareholders of Data Labs, "affiliates" of Data Labs for purposes of Rule 145 under the Securities Act. Data Labs shall cause each such person which is identified as an "affiliate" in such letter to deliver to Yurie on or prior to the Effective Date a written statement in form of Exhibit J to the effect that each such person will not offer to sell, transfer or otherwise dispose of any of the shares of Yurie Common Stock issued to such person pursuant to the Merger except (i) in accordance with the applicable provisions of the Securities Act and the rules and regulations thereunder and (ii) until February 20, 1998 or such earlier time as financial results covering at least 30 days of combined operations of Yurie and Data Labs have been published.

     5.3  Covenants of Yurie and the Company.  Yurie and the Company hereby
          ----------------------------------
covenant and agree with Data Labs as follows:

          (a) Consents. Yurie shall use all reasonable efforts to obtain consents in writing to the transactions contemplated by this Agreement and/or such amendments, assignments or modifications of such documents or instruments as may be required in order that the transactions contemplated by this Agreement shall not result in any default with respect to any law, rule, regulation, order, decree, license, agreement, contract, commitment or instrument to which Yurie is a party or by which Yurie or any of its assets is bound.

          (b) Documents And Information To Be Furnished. Yurie shall furnish to Data Labs, promptly after filed with the Commission, its unaudited quarterly financial reports in the form filed with the Commission on Form 10-Q prescribed under the Exchange Act and such other reports, statements, documents and other items Yurie files with the Commission or delivers, or is required to deliver, to any of its shareholders.

          (c) Notices Of Certain Events. Yurie shall promptly notify Data Labs of:

               (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;

               (ii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

               (iii) any actions, suits, claims, investigations or proceedings commenced relating to or involving or otherwise affecting Yurie or any of its subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Article IV or that relate to the consummation of the transactions contemplated by this Agreement.

          (d) Resale Registration Statement. Yurie shall grant registration rights to the shareholders of Data Labs in accordance with the terms of a registration rights agreement (the "Registration Rights Agreement") attached as
EXHIBIT I hereto.

          (e) Financial Results of Combined Operations. Yurie shall use its best efforts to publish, not later than February 20, 1998, financial results covering at least thirty (30) days of combined operations of Yurie and Data Labs.

          (f) Prepayment or Assumption of Bank Loan.  Yurie may, at its option,
(i) pay or cause the Surviving Corporation to pay Data Labs' obligations of up to $385,122.23 that are due or owing at or after the Effective Date pursuant to the Silicon Valley Line of Credit or (ii) assume (or cause the Surviving Corporation to assume) Data Labs' obligations of up to $384,122.23 under the Silicon Valley Line of Credit.

          (g) Expenses of Advisors. On or promptly after the Effective Date, Yurie shall, or shall cause Surviving Corporation to, pay financial advisor's fees and expenses to Broadview Associates LLC, as described in a written agreement between Broadview Associates LLC and Data Labs, a copy of which has been delivered to Yurie.

          (h)  Taxes.

               (i) Following the Merger, Data Labs will continue its historic business or use a significant portion of its historic business assets in a business.

               (ii) Neither Yurie nor Data Labs will take any tax reporting position inconsistent with the characterization of the Merger as a reorganization under Section 368(a) of the Code.

          (i) Credit to Employees. Yurie shall cause each Data Labs Employee Plan in effect immediately prior to the date hereof to remain in full force and effect until such time as Yurie effectuates a transition of all Data Labs employees listed on Schedule 7.3(j) hereto to Yurie's Employee Plans. Such transition will occur as soon as possible, but not later than January 1, 1998. To the extent permitted by law and each of Yurie's employee benefit plans, the Company shall preserve, transfer, carry forward and grant full credit for all accruals, rights, interests, balances and seniority accrued by each such employee in and under each Data Labs Employee Plan. Yurie shall, within thirty days after the date hereof, pay each such employee the cash value of each and every accrual, right, interest, balance and seniority to the extent it is not or cannot be preserved, transferred, carried forward or fully credited by Yurie.

                                  ARTICLE VI
                                CLOSING MATTERS

     6.1  The Closing.  Subject to the satisfaction or waiver of all conditions
          -----------
precedent set forth in Article VII, the closing of the Merger (the "CLOSING") shall be held at the offices of Fried, Frank, Harris, Shriver & Jacobson, 1001 Pennsylvania Avenue, N.W., Suite 800, Washington, D.C. 20004, on December 1, 1997 or as soon as thereafter as practicable (the "CLOSING DATE"). If any condition in Article VII is not satisfied (or is not duly waived) at the Closing, any party whose obligations are subject to such condition may extend the period in which the Closing must be consummated (during which period each other party shall use its respective reasonable efforts to cause all such conditions to be satisfied in all material respects). If all conditions are determined to be satisfied (or are duly waived) at the Closing (whether or not delayed), the Closing shall be consummated by the making of all necessary filings with the Secretary of State of Delaware under the Delaware Corporation Law. If the Closing is consummated, Yurie will be deemed to have waived any of the conditions set forth in Sections 7.1 and 7.2 to the extent not satisfied at or prior to the Closing.

     6.2  Documents and Certificates.  Each of Yurie, the Company and Data Labs
          --------------------------
shall use all reasonable efforts, on or prior to the Closing, to execute and deliver all such instruments, documents or certificates as may be necessary or advisable, on the advice of counsel, for the consummation at the Closing of the transactions contemplated by this Agreement or to cause the Effective Time, subject to consummation at the Closing, to occur as soon as practicable.

                                  ARTICLE VII
                             CONDITIONS OF CLOSING

     7.1  Conditions to Obligations of Yurie, the Company and Data Labs.  The
          -------------------------------------------------------------
obligations of each of Yurie, the Company and Data Labs under this Agreement to cause the Merger to be consummated are, at its option, subject to the satisfaction of the following condition:

          (a) No Litigation. None of the parties hereto shall be subject to any order or injunction of a court of competent jurisdiction or any applicable law, rule, regulation or decree restraining, enjoining or prohibiting consummation of the Merger or placing any limitation upon such consummation or invalidating, suspending or requiring modification of any provision of this Agreement.

     7.2  Conditions Applicable to Yurie and the Company.  The obligations of
          ----------------------------------------------
Yurie and the Company under this Agreement to cause the Merger to be consummated are, at their option, subject to the satisfaction of the following conditions, in addition to the conditions contained in Section 7.1:

          (a) Agreements and Covenants. Data Labs shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by Data Labs on or prior to the Closing Date.

          (b) Accuracy of Representations And Warranties. The representations and warranties of Data Labs contained in this Agreement and in any document delivered in connection herewith shall be true and correct in all material respects as of the Closing Date.

          (c) No Material Adverse Change. Since the date of this Agreement, there shall have been no Material Adverse Effect on Data Labs.

          (d) Officers' Certificate. Data Labs shall have furnished to Yurie and the Company (i) a certificate dated the Closing Date, signed by its chief executive officer and its principal financial officer, to the effect that the conditions set forth in Sections 7.2(a) through 7.2(c) have been satisfied and
(ii) certified copies of resolutions duly adopted by Data Labs' Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions evidenced hereby.

          (e) Opinion of Counsel. Yurie and the Company shall have received from Tucker, Flyer and Lewis, counsel to Data Labs, an opinion dated the Closing Date substantially in the form set forth in EXHIBIT D.

          (f) Governmental Approvals. Data Labs shall have received all necessary approvals of Governmental Authorities of the transactions contemplated by this Agreement, and each of such approvals shall remain in full force and effect at the Closing Date.

          (g) Third Party Consents. The holders of any note, guarantee or other evidence of indebtedness of Data Labs, the lessors of any real or personal property or assets leased by Data Labs, the parties (other than Data Labs) to any other contract, commitment or agreement to which Data Labs is a party, and any other person (other than Governmental Authorities) which owns or has authority to grant any franchise, license, permit, easement, rights or other authorization necessary for the business or operations of Data Labs, to the extent that their consent or approval of the Merger or any other transactions contemplated by this Agreement is required under the pertinent lease, contract, commitment or agreement or other document or instrument or under applicable laws, rules or regulations for the consummation of the transactions contemplated hereby in the manner herein provided, shall have granted such consent or approval.

          (h) Litigation. On the Closing Date, there shall not be in force any rule, regulation, order, decree or injunction restraining, enjoining or prohibiting Yurie from consummation of the Merger or placing any limitation upon such consummation or invalidating, suspending or requiring modification of any provision of this Agreement.

          (i) Appraisal Rights. Holders of 95% or more of the outstanding shares of Data Labs Common Stock and Data Labs Preferred Stock shall have consented to or voted at a duly called shareholders meeting in favor of this Agreement and the Merger in accordance with the Delaware Corporation Law and shall not have any appraisal rights under Section 262 of the Delaware Corporation Law.

          (j) Tax Certificate. Data Labs shall have paid any sales, use, transfer and documentary Taxes and recording and filing fees applicable to the transactions set forth in this Agreement. Data Labs shall have delivered to Yurie a properly executed statement satisfying the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) in a form reasonably acceptable to Yurie.

          (k) Employment Agreements. Mr. Wenli Yu shall have executed and delivered the Wenli Yu Employment Agreement, substantially in the form attached as EXHIBIT E, and each Data Labs' employee listed on Schedule 7.3(j) shall have delivered a standard employment agreement, substantially in the form attached as EXHIBIT F.

          (m) Employees. Neither Wenli Yu nor Raul Montalvo, no more than ten percent (10%) of Data Labs' engineers as of the date hereof and no more than twenty percent (20%) of Data Labs' employees as of the date hereof (excluding, for purposes of such calculation, administrative and finance personnel) shall have (i) voluntarily terminated their employment with Data Labs on or prior to the Effective Time or (ii) refused to accept employment with, or given notice that they do not intend to continue employment with, the Surviving Corporation.

          (n) Due Diligence. Yurie shall be satisfied with the results of its continuing due diligence regarding Data Labs.

          (o) Receipt of Pooling Letter. Yurie shall have received a letter from Deloitte & Touche LLP, dated as of the Effective Date and addressed to Yurie, stating substantially to the effect that, based on such firm's review of this Agreement and the other procedures set forth in such letter, such firm concurs that the merger will qualify as a pooling of interests transaction under Opinion 16 of the Accounting Principles Board.

          (p) Comfort Letters. Yurie shall have received from Arthur Andersen LLP, independent auditors for Data Labs, dated as of the Effective Date, a letter to the effect that Data Labs qualifies as an entity for a "pooling of interests" transaction under generally accepted accounting principles.

          (q) Delivery of Books and Records. Data Labs shall have delivered all of its books and records to Yurie including, but not limited to, the originals of (i) all corporate and other records of Data Labs, including minute books, stock books, stock transfer registers, books of account, leases, contracts and financial statements and (ii) such other documents as reasonably requested by Yurie.

          (r) Escrow Agreement. Data Labs shall have delivered an Escrow Agreement to Yurie, substantially in the form attached as EXHIBIT G.

     7.3  Conditions Applicable to Data Labs.  The obligations of Data Labs
          ----------------------------------
under this Agreement to cause the Merger to be consummated are, at its option, subject to the satisfaction of the following conditions, in addition to the conditions contained in Section 7.1:

          (a) Agreements and Covenants. Yurie and the Company shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

          (b) Accuracy of Representations And Warranties. The representations and warranties of Yurie contained in this Agreement and in any document delivered in connection herewith shall be true and correct in all material respects as of the Closing Date.

          (c) No Material Adverse Change. Since the date of this Agreement, there shall have been no Material Adverse Effect on Yurie and its subsidiaries, taken as a whole.

          (d) Officers' Certificate Concerning This Agreement. Yurie shall have furnished to Data Labs a certificate dated the Closing Date, signed by the chief financial officer of Yurie, to the effect that, the conditions set forth in Sections 7.3(a) through 7.3(c) hereof have been satisfied.

          (e) Opinion Of Counsel. Data Labs shall have received from Fried, Frank, Harris, Shriver & Jacobson, counsel to Yurie an opinion dated the Closing Date substantially in the form set forth on EXHIBIT H.

          (f) Required Consents. Yurie shall have received all consents or approvals of the Merger or any other transactions contemplated by this Agreement required under any lease, contract, commitment, note, guaranty or other evidence of indebtedness of Yurie or any of its subsidiaries, or any lease of any real property of Yurie and its subsidiaries, or under applicable law for the consummation of the transactions contemplated hereby.

          (g) Governmental Approvals. Yurie and the Company shall have received all necessary approvals of Governmental Authorities of the transactions contemplated by this Agreement, and each of such approvals shall remain in full force and effect at the Closing Date.

          (h) Registration Rights Agreement. Yurie shall have executed and delivered the Registration Rights Agreement substantially in the form of EXHIBIT I hereto.

          (i) Litigation. On the Closing Date, there shall not be in force any rule, regulation, order, decree or injunction restraining, enjoining or prohibiting Data Labs from consummation of the Merger or placing any limitation upon such consummation or invalidating, suspending or requiring modification of any provision of this Agreement.

          (j) Benefits to Employees. Yurie shall, or shall cause the Surviving Corporation to, (i) offer employment to each Data Labs employee listed on
Schedule 7.3(j) hereto, at the rate of pay and level of service (in years) listed on Schedule 7.3(j) and (ii) provide each such employee with Yurie's standard employee benefits package effective as of January 1, 1998, and, with the administrative assistance of Data Labs, make arrangements for such employees Data Labs benefits to remain effective until such date that Yurie's benefits package becomes effective. Yurie will take any and all steps necessary to make Yurie's 401(k) Plan available for the benefit of Data Labs' employees listed on Schedule 7.3(j), effective January 1, 1998. Any Data Labs employee not listed on Schedule 7.3(j) shall receive cash severance benefits equivalent to two weeks' pay at the employee's current rate of base pay.


                                 ARTICLE VIII
                                  TERMINATION

     8.1  Termination.  This Agreement may be terminated at any time prior to
          -----------
the Effective Time of the Merger, whether before or after approval of the Merger by the shareholders of Data Labs:

          (a) by mutual written consent duly authorized by the Boards of Directors of Yurie and Data Labs;

          (b) by either Data Labs or Yurie, if the Merger shall not have been consummated by December 1, 1997; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

          (c) by either Data Labs or Yurie, if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (an "ORDER"), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree or ruling is final and nonappealable;

          (d) by Yurie, upon breach of any representation, warranty, covenant or agreement on the part of Data Labs set forth in this Agreement;

          (e) by Data Labs, upon breach of any representation, warranty, covenant or agreement on the part of Yurie set forth in this Agreement;

     8.2  Notice of Termination; Effect of Termination.  Any termination of this
          --------------------------------------------
Agreement under Section 8.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 8.2, Sections 5.1(c), 5.1(d), 8.3 and Article X (Miscellaneous), each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

     8.3  Procedure Upon Termination.  In the event of the termination of this
          --------------------------
Agreement, the Board or Boards of Directors so terminating may direct its or their officers not to file the certificate of merger in the office of the Secretary of State of the State of Delaware, notwithstanding favorable action by the shareholders of the Company and Data Labs.


                                  ARTICLE IX
                                INDEMNIFICATION

     9.1  Losses.  The terms "LOSS" or "LOSSES" shall mean each and all of the
          ------
following items: claims, losses, liabilities, settlement payments, obligations, actions, causes of actions, encumbrances, damages, fines, forfeitures, penalties, costs and expenses (including, without limitation, interest which may be imposed in connection therewith); provided, however, that attorneys' fees and expenses shall not be considered Losses for purposes of this Section 9.1 unless such fees and expenses arise out of the defense of Third Party Claims.

     9.2  Indemnification of Yurie.  Data Labs shall indemnify and hold Yurie
          ------------------------
harmless from, against, for and in respect of (i) any and all LOSSES suffered, sustained, incurred or required to be paid by Yurie, net of any resulting income tax benefits to Yurie and net of any reserves reflected on Data Labs' balance sheet at September 30, 1997, because of the breach of any written representation, warranty, agreement, covenant, or other matter of Data Labs contained in this Agreement or in other documents executed at or prior to the Closing in connection herewith and (ii) all reasonable costs and expenses (including, without limitation, interest and penalties and, solely in the case of Third Party Claims, reasonable attorney's fees and expenses) incurred by Yurie in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section 9.2. Yurie's sole recourse with respect to the satisfaction of this indemnification obligation of Data Labs shall be limited to claims which may be made by Yurie under the Escrow Agreement, and no shareholder of Data Labs shall have any personal liability in connection with such indemnification obligation. Yurie shall have the right to make a claim against Data Labs under the Escrow Agreement for breaches of representation, warranties, covenants, agreements, or other matters set forth in this Agreement for a period of nine months from the date of Closing. Yurie may employ counsel, at its own expense, in order to bring such a claim. The representations, warranties, covenants, agreements and other matters shall survive for this purpose for nine months from the date of Closing; provided, however, that indemnification obligations as to which notice of any claim for indemnification has been given prior to the end of such nine-month period shall survive, without limitation as to time, until resolution of such claim for indemnification.

                                   ARTICLE X
                                 MISCELLANEOUS

     10.1  Survival of Representations, Warranties, and Covenants.  Except as
           ------------------------------------------------------
provided in accordance with Article IX and the Escrow Agreement, the representations and warranties of each party contained herein or in any exhibit, certificate, document or instrument delivered pursuant to or in connection with this Agreement shall not survive the Closing, and the covenants and agreements of the parties (other than Sections 1.7, 1.8, 2.4, 2.6, 2.7, 2.8, 5.3(d),
5.3(e), 5.3(h), and Article IX (together with the Escrow Agreement)) shall not survive the Closing. The covenants of Section 5.3(h) shall survive for nine months from the date of Closing.

     10.2  Expenses.  All fees and expenses (including all accounting, legal and
           --------
investment banking fees and expenses and all other expenses) incurred by Yurie and the Company in connection with this Agreement and the transactions contemplated hereby will be paid by Yurie. All fees and expenses (including without limitation all accounting and investment banking fees and expenses) incurred by Data Labs in connection with this Agreement and the transactions contemplated hereby will be paid by Data Labs; provided, however, that all legal fees and related expenses of Data Labs in connection with the Merger, as well as any related post-closing legal fees and related expenses, shall be paid by the Selling Shareholders.

     10.3  Further Assurances.  If at any time after the Effective Time, Yurie
           ------------------
or the Company shall consider it advisable that any further conveyance, agreements, documents, instruments and assurances of law or any other things are necessary or advisable to vest, perfect, confirm or record in the Surviving Corporation the title to any property, rights, privileges, powers and franchises of Data Labs, the officers of Data Labs last in office and such other persons, if any, as the Board of Directors of Data Labs last in office may authorize shall, at Yurie's expense, execute and deliver, upon Yurie's or the Company's reasonable request, any and all proper conveyances, agreements, documents, instruments and assurances of law, in a form acceptable to counsel to such officers or other persons (at such officer's or other person's expense) and do all things reasonably necessary or proper to vest, perfect, confirm or record title to such property, rights, privileges, powers and franchises in the Surviving Corporation, and otherwise to carry out the provisions of this Agreement.

     10.4  Parties in Interest; Third Party Beneficiaries.  All the terms and
           ----------------------------------------------
provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective successors and permitted assigns of the parties hereto. Except as Sections 1.7, 2.6, 2.7 and 2.8 provide in respect of holders of Data Labs Options or Data Labs Warrants, and except as provided in Sections 5.3(d) and 5.3(e) with respect to the shareholders of Data Labs, nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any person other than the parties hereto any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby.

     10.5  Entire Agreement.  This Agreement, the Registration Rights Agreement,
           ----------------
the Escrow Agreement, the Confidentiality Agreement, and the Employment Agreements together with the Schedules and Exhibits hereto and thereto, supersede any other agreement, whether written or oral, that may have been made or entered into by Yurie and Data Labs (or by any officer or officers of such parties) relating to the matters contemplated hereby or thereby. This Agreement, the Registration Rights Agreement, the Confidentiality Agreement, the Escrow Agreement and the Employment Agreements, together with the Schedules and Exhibits hereto and thereto, constitute the entire agreement by the parties, and there are no agreements or commitments except as set forth herein and therein.

     10.6  Amendment. This Agreement may not be amended except by an instrument
           ---------
in writing signed by Yurie and the Shareholder Representative.

     10.7  Waiver.  Any party to this Agreement may, by written notice to the
           ------
other parties to this Agreement, (a) extend the time for the performance of any of the obligations or other actions of the other parties under this Agreement,
(b) waive any inaccuracies in the representations or warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement, (c) waive compliance with any of the conditions or covenants of the other parties contained in this Agreement, or (d) waive or modify performance of any of the obligations of the other parties under this Agreement. Except as provided in the preceding sentence or as expressly provided in this Agreement, no action taken pursuant to this Agreement, including without limitation any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants, conditions or agreements contained in this Agreement. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance.

     10.8  Assignability.  This Agreement shall not be assignable by Data Labs,
           -------------
on the one hand, or Yurie or the Company, on the other hand, without the prior written consent of Yurie, on the one hand, or Data Labs, on the other hand, as the case may be.

     10.9  Certain Definitions.  For purposes of this Agreement, the following
           -------------------
terms shall have the meanings set forth below:

          (a) "AFFILIATE" shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the person specified;

          (b) "CONTROL" (including, with its correlative meanings, "CONTROLLED BY" and "UNDER COMMON CONTROL WITH") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise);

          (c) "MATERIAL ADVERSE EFFECT" shall mean, when used with respect to Data Labs, on the one hand, and Yurie and its subsidiaries, taken as a whole, on the other hand, as the case may be, any change, effect or circumstance that, individually or when taken together with all other such changes, effects or circumstances that have occurred prior to the date of determination of the Material Adverse Effect, is or could reasonably be materially adverse to the financial condition, business, properties, intellectual property rights, assets, operations or prospects of Data Labs or Yurie and its subsidiaries, taken as a whole, as the case may be; provided, however, that the following shall not be considered a Material Adverse Effect: any adverse effect that primarily results from the execution and delivery of this Agreement or from changes in Data Labs' or Yurie's respective industry or the financial markets.

          (d) "PERSON" shall mean any individual, corporation, partnership, limited liability company, trust, joint venture, unincorporated association, Governmental Authority or other entity; and

          (e) "SUBSIDIARY" of any person shall mean a corporation, company or other entity (i) more than 50% of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, limited liability company, joint venture or unincorporated association), but more than 50% of whose ownership interest representing the right to make decisions for such other entity is, now or hereafter owned or controlled, directly or indirectly, by such person.

          (f) "YURIE CLOSING PRICE" shall mean the closing price of the Yurie Common Stock on the Closing Date.

     10.10  Headings and Interpretation.  The headings contained in this
            ---------------------------
Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. Terms such as "herein," "hereof" and "hereinafter" refer to this Agreement as a whole and not to the particular sentence or paragraph where they appear, unless the context otherwise requires. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. Unless the context otherwise requires, (i) terms used in the plural include the singular, and vice versa, and (ii) words in the masculine gender include the feminine or neuter, and vice versa.

     10.11  Notices.  All notices and other communications under this Agreement
            -------
shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by telex, graphic scanning or other telegraphic communications equipment of the sending party, as follows:

     If to Yurie or the Company:

          Yurie Systems, Inc.
          8301 Professional Place
          Landover, Maryland  20785
          Attention:  John J. McDonnell, General Counsel
          Facsimile:  301/986-5081

          with a copy (which shall not constitute notice) to:

          Fried, Frank, Harris, Shriver & Jacobson
          1001 Pennsylvania Avenue, N.W.
          Suite 800
          Washington, D.C.  20004
          Attention:  Richard A. Steinwurtzel, Esq.
          Facsimile:  202/639-7003

     If to Data Labs:

          Data Labs, Inc.
          444 N. Frederick Avenue
          Suite 240
          Gaithersburg, Maryland  20877
          Attention:  Wenli Yu
          Facsimile:  301/990-0677

          with a copy  (which shall not constitute notice) to:

          Tucker, Flyer & Lewis
          1616 L Street, N.W.
          Washington, D.C.  20036-5612
          Attention:  Jack Lewis, Esq.
          Facsimile:  202/429-3231

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telex, graphic scanning or other telegraphic communications equipment of the sender, or on the date five business days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this
Section 10.11 or in accordance with the latest unrevised direction from such party given in accordance with this Section 10.11.

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

     10.12  Governing Law.  This Agreement shall be governed by and construed
            -------------
and enforced in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

     10.13  Consent to Jurisdiction.  Each of Data Labs, Yurie and the Company
            -----------------------
hereby irrevocably submits to the exclusive jurisdiction of any state or federal court in the State of Delaware over any suit, action or proceeding brought against it by any of the other parties hereto and arising out of or relating to this Agreement and the transactions contemplated hereby.

     10.14  Invalidity of Provisions.  Each of the provisions contained in this
            ------------------------
Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof. The parties agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision.

     10.15  Mutual Contribution.  The parties to this Agreement and their
            -------------------
counsel have mutually contributed to its drafting. Consequently, no provision of this Agreement shall be construed against any party on the ground that such party drafted the provision or caused it to be drafted or the provision contains a covenant of such party.

     10.16  Counterparts.  This Agreement may be executed simultaneously in one
            ------------
or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

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

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties on the date first above written.

                              YURIE SYSTEMS, INC.


                              By:
                                    ----------------------------------
                                    Name:  Harry J. D'Andrea
                                    Title:  Chief Financial Officer

                              NICOLE ACQUISITION CORPORATION


                              By:
                                    ----------------------------------
                                    Name:  Harry J. D'Andrea
                                    Title:  President


                              DATA LABS, INC.


                              By:
                                    ----------------------------------
                                    Name:  Wenli Yu
                                    Title:  President and
                                             Chief Executive Officer

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